Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of February 6, 2019 (this “Amendment”), among Verso Holding LLC, a Delaware limited liability company (“Holdings”), Verso Paper Holding LLC, a Delaware limited liability company (the “Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below as amended hereby (the “Amended Credit Agreement”); capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement), the Lenders party hereto, and Wells Fargo Bank, National Association, as Administrative Agent.

RECITALS:

WHEREAS, the parties hereto are party to the Asset-Based Revolving Credit Agreement, dated as of July 15, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among Holdings, the Borrower, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties party thereto; and

WHEREAS, the parties hereto desire to amend the Credit Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement. Effective as of the Amendment Effective Date:

(a)

The Credit Agreement is hereby amended to delete the struck text (indicated textually in the same manner as the following example: struck text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Annex A shall remain in effect without any amendment or other modification thereto.

(b)

The Credit Agreement is hereby further amended by (i) replacing Schedule 1.01B (Authorized Persons) with Schedule 1.01B set forth in Annex B hereto, (ii) deleting Schedule 1.01C (Mortgaged Properties), (iii) adding Schedule 1.01C (Specified Letters of Credit) with Schedule 1.01C set forth in Annex B hereto, (iv) replacing Schedule 1.01E (Immaterial Subsidiaries) with Schedule 1.01E set forth in Annex B hereto, (v) deleting Schedule 1.01F (Permitted Restructuring Transacitons), (vi) replacing Schedule 1.01G (Location of Inventory) with Schedule 1.01G set forth in Annex B hereto, (vii) deleting Schedule 1.01H (Certain Conditions and Deliverables Relating to Permitted Restructuring Transactions, (viii) replacing Schedule 2.01 (Commitments) with Schedule 2.01 set forth in Annex B hereto, (ix) deleting Schedule 3.07(b) (Possession Under Leases) and Schedule 3.07(d) (Options or Rights on Mortgaged Property), (x)

replacing Schedule 3.08(a) (Subsidiaries) with Schedule 3.08(a) set forth in Annex B hereto, (xi) replacing Schedule 3.21 (Insurance) with Schedule 3.21 set forth in Annex B hereto, (xii) replacing Schedule 6.01 (Existing Indebtedness) with Schedule 6.01 set forth in Annex B hereto, (xiii) replacing 6.02(a) (Existing Liens) with Schedule 6.02(a) set forth in Annex B hereto, (xiv) replacing Schedule 6.04 (Existing Investments) with Schedule 6.04 set forth in Annex B hereto, (xv) replacing Schedule 6.07 (Transactions with Affiliates) with Schedule 6.07 set forth in Annex B hereto, (xvi) replacing Schedule 6.09 (Burdensome Agreements) with Schedule 6.09 set forth in Annex B hereto, (xvii) replacing Schedule 10.01 (Notice Information) with Schedule 10.01 set forth in Annex B hereto, and (xviii) replacing Exhibit J (Form of Collateral Agreement) with Exhibit J set forth in Annex C hereto.

(c)

The Revolving Facility Commitments of each of the Lenders shall be reallocated among the Lenders in accordance with their respective Revolving Facility Commitments as set forth opposite such Lender’s name on Schedule 2.01 to the Amended Credit Agreement, which Schedule is attached as part of Annex B hereto. In order to effect such reallocations, all requisite assignments shall be deemed to be made in amounts from each Lender to each Lender, with the same force and effect as if such assignments were evidenced by an Assignment and Acceptance but without the payment of any assignment fee, and no other documents or instruments shall be required to be executed or delivered in connection with such assignments (all of which requirements are hereby waived). Each assignee Lender shall make full cash settlement with each corresponding assignor Lender, through the Administrative Agent, as the Administrative Agent may direct with respect to all such assignments and reallocations. If any person who was a Lender immediately prior to the Amendment Effective Date is no longer a Lender after giving effect to the Amendment Effective Date, such person’s Revolving Facility Commitment shall be terminated and all amounts owing to such nonparticipating Lender shall be paid to such person in full in cash by the Borrower on the Amendment Effective Date.

2.

Representations and Warranties. Holdings, the Borrower and each of the other Loan Parties represents and warrants to each of the Agents and the Lenders, on and as of the Amendment Effective Date, that:

(a)

the representations and warranties set forth in the Loan Documents are true and correct in all material respects (or in the case of representations and warranties qualified by materiality or material adverse effect, true and correct in all respects) immediately prior to, and after giving effect to this Amendment, with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or in the case of representations and warranties qualified by materiality or material adverse effect, true and correct in all respects) as of such earlier date;

(b)	at the time of, and immediately after giving effect to, this Amendment, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

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(c)

each of the Loan Parties has all requisite power and authority to execute, deliver and perform its obligations under this Amendment and each other agreement or instrument contemplated hereby to which it is or will be a party;

(d)

the execution, delivery and performance by each of the Loan Parties of this Amendment, and the transactions contemplated hereby, (i) have been duly authorized by all corporate, equityholder, partnership or limited liability company action required to be obtained by such Loan Party and (ii) do not and will not (x) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of such Loan Party, (C) any applicable order, judgment or decree of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any Loan Party or any of its property is or may be bound, (y) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (x) (other than subclause (B) thereof) or (ii) of this Section 2(d) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (z) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

(e)

this Amendment has been duly executed and delivered by each of the Loan Parties and constitutes a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and

(f)

no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by each of the Loan Parties of this Amendment, the transactions contemplated hereby, the creation, perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (i) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect and (ii) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

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3.	Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that the following conditions precedent have been satisfied:

(a)

(i) the Administrative Agent shall have executed this Amendment and received (x) signature pages to this Amendment duly executed by the Lenders and each Loan Party (as of the date such other signature pages are received by the Administrative Agent) or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that each such party has signed a counterpart of this Amendment, (ii) the Administrative Agent shall have executed the Fee Letter and received (x) a signature page to the Fee Letter duly executed by the Borrower or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of the Fee Letter by facsimile or other means of electronic transmission (e.g., “pdf”)) that the Borrower has signed a counterpart of the Fee Letter, and (iii) the Administrative Agent shall have executed the Collateral Agreement and received (x) a signature page to the Collateral Agreement duly executed by each Loan Party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of the Collateral Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that each Loan Party has signed a counterpart of the Collateral Agreement;

(b)

the Administrative Agent shall have received, on behalf of itself, the Lenders, and each Issuing Bank on the Amendment Effective Date, a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel for the Loan Parties, (A) dated the Effective Date, (B) addressed to the Agents, the Lenders and each Issuing Bank and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to this Amendment, the Amended Credit Agreement, the Collateral Agreement and the other Loan Documents as the Administrative Agent shall reasonably request;

(c)	the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Amendment Effective Date and certifying:

(i)	that attached thereto is a copy of the certificate of formation, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State of the State of Delaware,

(ii)	that attached thereto is a certificate as to the good standing of such Loan Party as of a recent date from the Secretary of State of the State of Delaware,

(iii)

that attached thereto is a true and complete copy of the limited liability company agreement of such Loan Party, including all amendments thereto, of such Loan Party as in effect on the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

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(iv)

that attached thereto is a true and complete copy of resolutions duly adopted by the board of managers or managing member authorizing the execution and delivery of this Amendment and the Collateral Agreement and the performance of the Amended Credit Agreement, the Collateral Agreement and the other Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings under the Amended Credit Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment Effective Date,

(v)	that the certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(vi)	as to the incumbency and specimen signature of each officer executing this Amendment or any document delivered in connection herewith on behalf of such Loan Party,

(vii)	as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party, and

(viii)	as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to this clause (c);

(d)

the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment filings made with respect to the Loan Parties in such jurisdictions reasonably requested by the Administrative Agent and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Amendment, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);

(e)

the Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by a Financial Officer of Holdings certifying the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to this Amendment;

(f)

the Agents shall have received all fees payable thereto or to any Lender on or prior to the Amendment Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Amendment Effective Date, including, to the extent invoiced at least one Business Day prior to the Amendment Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document;

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(g)	the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Amendment Effective Date;

(h)

the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, at least three (3) Business Days prior to the Amendment Effective Date to the extent such information has been requested not less than five (5) Business Days prior to the Amendment Effective Date;

(i)	at least three (3) Business Days prior to the Amendment Effective Date, the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification with respect to the Borrower;

(j)	since December 31, 2017, there shall not have occurred or there shall not exist any event, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect;

(k)

the Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate, dated as of the Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(l)

the Administrative Agent shall have received in cash all amounts owed to any person who was a Lender immediately prior to the Amendment Effective Date and is no longer a Lender after giving effect to the Amendment Effective Date.

4.	Post-Closing Covenants. Each First Tier Covenant Party will, and will cause each other Covenant Party to, perform the obligations set forth in Schedule I hereto, as and when set forth therein.

5.

Ratification. Except to the extent hereby or concurrently herewith specifically amended or amended and restated, the Credit Agreement, the Collateral Agreement and each of the other Loan Documents remain in full force and effect and are hereby ratified and affirmed. Each Loan Party expressly confirms that, with effect from (and including) the Amendment Effective Date, the Security Documents shall apply and extend to the liabilities and obligations of each relevant Loan Party under the Credit Agreement and the other Loan Documents (in each case, as amended and modified by this Amendment or amended and restated concurrently herewith).

6.

Miscellaneous. This Amendment shall be limited precisely as written and, except as expressly provided herein, this Amendment (and the execution, delivery and performance hereof) shall not, and shall not be deemed to, (a) be a consent granted pursuant to, or a waiver or modification of, any term or condition of the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein, (b) be considered a novation or (c) prejudice or operate as a waiver of any right, power or remedy which any Agent or any other Secured Party may now have or have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein. Unless the context

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requires otherwise, on and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Loan Parties agree that their obligations set forth in Section 10.05 of the Credit Agreement shall extend to the preparation, execution and delivery of this Amendment. This Amendment is a “Loan Document” for purposes of the Amended Credit Agreement and the other Loan Documents and shall be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.

7.

Counterparts; Binding Effect. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 3. Delivery of an executed counterpart to this Amendment by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. From and after the Amendment Effective Date, this Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Agents and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement as amended hereby.

8.

Applicable Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Loan Parties:

VERSO HOLDING LLC
VERSO PAPER HOLDING LLC
VERSO ESCANABA LLC
VERSO LUKE LLC
VERSO ANDROSCOGGIN LLC
VERSO MINNESOTA WISCONSIN LLC
VERSO QUINNESEC LLC
VERSO QUINNESEC REP LLC

By:	/s/ Allen J. Campbell

Name:	Allen J. Campbell
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

[Signature Page to Second Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Daniel J. Manella

Name:	Daniel J. Manella
Title:	Authorized Signatory

Other Lender’s signatures on file with the Administrative Agent.

[Signature Page to Second Amendment to Credit Agreement]

Annex A

Amended Credit Agreement

(see attached)

$350,000,000

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of July 15, 2016,

as amended as of December 5, 2016,

as further amended as of February 6, 2019

Among

VERSO HOLDING LLC,

as Holdings,

VERSO PAPER HOLDING LLC,

as the Borrower,

EACH OF THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CITIZENS BANK, NATIONAL ASSOCIATION,

REGIONS BANK N.A.

and

SUNTRUST BANK,

as Documentation Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

CITIZENS BANK, NATIONAL ASSOCIATION,

REGIONS BANK N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Book Runners

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Bank Product Provider Agreement
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Note
Exhibit I	[Reserved]
Exhibit J	Form of Collateral Agreement
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Certification of Consolidated Annual Budget
Exhibit M	Form of Non-Bank Tax Certificates

Schedule 1.01A	Acceptable Appraisers
Schedule 1.01B	Authorized Persons
Schedule 1.01C	Specified Letters of Credit
Schedule 1.01D	Existing Letters of Credit
Schedule 1.01E	Immaterial Subsidiaries
Schedule 1.01G	Location of Inventory
Schedule 2.01	Commitments
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Existing Agreements Relating to Equity Interests
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 5.04(h)	Borrowing Base Supplemental Reporting
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Burdensome Agreements
Schedule 10.01	Notice Information

This ASSET-BASED REVOLVING CREDIT AGREEMENT dated as of July 15, 2016, as amended as of the Amendment One Effective Date (as defined below), and as further amended as of the Amendment Two Effective Date (as defined below), is by and among VERSO HOLDING LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDING LLC, a Delaware limited liability company (the “Borrower”), EACH OF THE OTHER LOAN PARTIES party hereto, the LENDERS party hereto from time to time, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), CITIZENS BANK, NATIONAL ASSOCIATION, REGIONS BANK N.A. and SUNTRUST BANK, as documentation agents (in such capacity, the “Documentation Agents”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIZENS BANK, NATIONAL ASSOCIATION, REGIONS BANK N.A. and SUNTRUST ROBINSON HUMPHREY, INC., as joint lead arrangers and joint book runners (in such capacity, the “Joint Lead Arrangers”).

WHEREAS, the capitalized terms used in these recitals shall have the respective meanings set forth in Section 1.01;

WHEREAS, Holdings, the Borrower, each of the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto are party to the Asset-Based Revolving Credit Agreement, dated as of July 15, 2016 (the “Original Credit Agreement”), as amended pursuant to the First Amendment, dated as of December 5, 2016 (“Amendment One”; the Original Credit Agreement as amended by Amendment One, the “Existing Credit Agreement”), among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent;

WHEREAS, the Borrower has requested that the Lenders party hereto agree to amend and restate the Existing Credit Agreement to provide for, from and after the Amendment Two Effective Date, an asset-based revolving credit facility in an aggregate principal amount not to exceed $350.0 million (subject to the then applicable Borrowing Base) (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries and (ii) to pay the Transaction Expenses; and

WHEREAS, the Lenders party hereto are willing to amend and restate the Existing Credit Agreement and extend such credit to the Borrower on the terms and subject to the conditions set forth herein and in the Second Amendment, dated as of February 6, 2019 (“Amendment Two”), among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01A or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” shall have the meaning assigned to such term in the Uniform Commercial Code, and shall include any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” shall mean, with respect to any Account, each person obligated thereon.

“Adjusted Consolidated Basis” shall mean the results of operations and financial position of the Subsidiaries of Holdings on a consolidated basis in accordance with GAAP, excluding (for the avoidance of doubt) the results of operations and financial position of Holdings.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include any duly appointed successor in that capacity.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, Borrower or any of their respective subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided that (a) any person which owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a person shall be deemed an Affiliate of such person, (b) each director (or comparable manager) of a person shall be deemed to be an Affiliate of such person and (c) each partnership in which a person is a general partner shall be deemed an Affiliate of such person. Unless the context otherwise requires, a reference herein to an Affiliate shall mean an Affiliate of any Loan Party.

“Agent Advances” shall mean Overadvances and Protective Advances.

“Agents” shall mean the Administrative Agent and the Documentation Agents.

“Agreement” shall mean this Asset-Based Revolving Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the Subsidiary Loan Parties party hereto, the Lenders party hereto, the Administrative Agent, the Documentation Agents and the Joint Lead Arrangers, as amended by Amendment One and Amendment Two and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.19.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Amendment One” shall have the meaning assigned to such term in the recitals hereto.

“Amendment One Effective Date” shall mean December 20, 2016.

“Amendment Two” shall have the meaning assigned to such term in the recitals hereto.

“Amendment Two Effective Date” shall mean the “Amendment Effective Date” as defined in Amendment Two.

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” shall mean, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability for the most recently completed calendar quarter; provided that, for the period from the Amendment Two Effective Date through and including March 31, 2019, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Rate Loans
I	≥ 66% of the aggregate Revolving Facility Commitments	0.25 percentage points	1.25 percentage points
II	< 66% and ≥ 33% of the aggregate Revolving Facility Commitments	0.50 percentage points	1.50 percentage points
III	< 33% of the aggregate Revolving Facility Commitments	0.75 percentage points	1.75 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any other Subsidiary of Holdings.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Assumption and Reaffirmation Agreement” shall mean the Assumption, Reaffirmation and Joinder Agreement, dated as of December 20, 2016, by and among Holdings, the Borrower, the other Loan Parties party thereto and the Administrative Agent.

“Authorized Person” shall mean any one of the individuals identified on Schedule 1.01B to this Agreement, as such schedule is updated from time to time by written notice from the Borrower to the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Availability Triggering Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 12.5% of the Line Cap at such time or (ii) $35 million for five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Excess Availability is greater than the greater of (i) 12.5% of the Line Cap at such time or (ii) $35 million for thirty (30) consecutive days, and an Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (i) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Average Excess Availability” shall mean, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” shall mean, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Provider Agreement” shall mean an agreement substantially in the form of Exhibit C or such other form agreed to by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” shall mean the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Base Rate Revolving Loan or Swingline Loan.

“Base Rate Revolving Facility Borrowing” shall mean a Borrowing comprised of Base Rate Revolving Loans.

“Base Rate Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article 2.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Blocked Account” shall have the meaning assigned to such term in Section 5.11(a).

“Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is not a corporation and is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any time, an amount (calculated in thousands of Dollars) equal to the sum of the following with respect to the Loan Parties:

(a) 85.0% of the Net Amount of Eligible Accounts, plus

(b) the lesser of (x) 80.0% of the value (calculated at the lower of cost or market on a basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory, and (y) 85.0% of the Net Recovery Percentage multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories).

The Borrowing Base shall be reduced by any Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which are deemed necessary in the Permitted Discretion of the Administrative Agent to maintain with respect to the Loan Parties.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on its Permitted Discretion. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine the Net Amount of Eligible Accounts and factors considered in the calculation of Net Recovery Percentage and the value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

In connection with the consummation of any Permitted Business Acquisition such that the acquired business engages directly or indirectly, in any line of business in which the Borrower and the other Subsidiaries of Holdings are engaged or any business activities that are substantially similar, related, or incidental thereto, the Borrower may submit a calculation of the Borrowing Base on a Pro Forma Basis with adjustments to reflect such acquisition and the inclusion of the Eligible Accounts and Eligible Inventory so acquired in the Borrowing Base, and the Borrowing Base and availability under the Revolving Facility shall be increased accordingly so long as, in the event that resulting Excess Availability would increase by more than $35.0 million in the aggregate for all such acquired assets, the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to in the Permitted Discretion of the Administrative Agent, recently completed) collateral audits, appraisals or updates of appraisals from one or more Acceptable Appraisers in the Permitted Discretion of the Administrative Agent with respect to any such acquired assets prior to the consummation of such acquisition; it being understood that: (i) Net Recovery Percentage with respect to any assets so acquired shall be based on new appraisals or updates of appraisals from one or more Acceptable Appraisers, if required in the Permitted Discretion of the Administrative Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets; (ii) the Borrower shall, for the avoidance of doubt, be allowed to utilize any increase in the Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets; and (iii) subject to the provisions of Section 5.10, the Administrative Agent shall have received in form ready for filing or custody all Uniform Commercial Code financing statements or possessory collateral to ensure that the Administrative Agent has a perfected and continuing security interest in and a first-priority Lien (subject to any Liens that are Permitted Encumbrances) on such acquired assets. In the event that Excess Availability would increase, as a result of adjustments to the calculation of the Borrowing Base to reflect such acquisition, in an amount less than $35.0 million in the aggregate for all such acquired assets, 20% of the total book value of Inventory and 30% of the value of each Account shall be deemed ineligible until such time as the Administrative Agent has been given the opportunity for a reasonable period prior to and/or after the closing of such acquisition to complete such due diligence as it deems, in the exercise of its Permitted Discretion, to be necessary in the circumstances. The Administrative Agent shall promptly undertake and diligently pursue such due diligence.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit D (or another form reasonably acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be certified to the Administrative Agent; provided that the Administrative Agent, after notice to and consultation with the Borrower, may from time to time adjust any such calculation (a) during an Availability Triggering Event or otherwise when the Borrower is delivering Borrowing Base Certificates more frequently than required by the first sentence of Section 5.04(i), to reflect the Administrative Agent’s reasonable estimate of declines in value of Eligible Accounts due to collections received in the Dominion Account not offset by corresponding sales, and (b) to the extent any information or calculation contained in such Borrowing Base Certificate is mathematically incorrect or manifestly erroneous or on its face does not comply with this Agreement.

“Borrowing Minimum” shall mean $1,000,000.00, except in the case of Swingline Loans, $250,000.00.

“Borrowing Multiple” shall mean $500,000.00, except in the case of Swingline Loans, $100,000.00.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Canadian Dollar” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the other Subsidiaries of Holdings shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings or a cash capital contribution to the Borrower after the Closing Date, which issuance or capital contribution is made no more than 12 months prior to the making of such expenditures (or, if such expenditures are contractually committed to be made within 12 months of such issuance or capital contribution, such expenditures are actually made within 18 months thereof);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the other Subsidiaries of Holdings within 12 months of receipt of such proceeds (or, if such expenditures are contractually committed to be made within 12 months of such receipt, such expenditures are actually made within 18 months thereof);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that, pursuant to a written agreement, are actually paid for by a third party (excluding Holdings, the Borrower or any other Subsidiary of Holdings) and for which neither Holdings, the Borrower nor any other Subsidiary of Holdings has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(f) Investments constituting all or a portion of the purchase price of a Permitted Business Acquisition; or

(g) the purchase of property, plant or equipment made within 12 months of the sale of any property, plant or equipment to the extent purchased with the proceeds of such sale (or, if such purchase is contractually committed to be made within 12 months of such sale, such purchase is actually made within 18 months thereof).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Borrower or any other Subsidiary of Holdings, including such fees paid in connection with the Transactions and the expensing of any non-recurring bridge, commitment or other financing fees, including those paid in connection with the Transactions or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements, (d) cash interest income of the Borrower and the other Subsidiaries of Holdings for such period and (e) the accretion or accrual of discounted liabilities during such period.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any other Subsidiary of Holdings cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Amendment Two Effective Date with respect to Cash Management Agreements in existence on the Amendment Two Effective Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Cash Management Banks and the obligations with respect to Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Cash Management Obligations.

“Cash Management Obligations” shall mean the due and punctual payment and performance of all obligations of Holdings, the Borrower and any other Subsidiary of Holdings to a Cash Management Bank under each Cash Management Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Cash Management Banks and the obligations with respect to Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Cash Management Obligations.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated or approved by the Board of Directors of Holdings or a Permitted Holder, (B) appointed by managers so nominated or approved nor (C) appointed by a Permitted Holder, or (iii) a “change of control” (or similar event) shall occur under any Material Indebtedness or any Disqualified Stock with an aggregate principal amount or liquidation preference in excess of $35.0 million; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” more than 50% of the voting interest of which consists of Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law.”

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans, and (b) when used in respect of any Commitment, whether such Commitment is in respect of Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans.

“Closing Date” shall mean July 15, 2016.

“Co-Investors” shall mean each beneficial owner of at least 4.0% of the Equity Interests of Verso Corporation immediately after the consummation of the Reorganization Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor in possession of Inventory, in form reasonably approved by the Administrative Agent.

“Collateral Agreement” shall mean the Amended and Restated Guarantee and Collateral Agreement dated as of the Amendment Two Effective Date, among Holdings, the Borrower, each Subsidiary Loan Party, the Administrative Agent and the other parties thereto, substantially in the form attached as Annex C to Amendment Two or such other form agreed to by the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(f)):

(a) in the case of any person that becomes a Subsidiary Loan Party after the Amendment Two Effective Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(c) on the Amendment Two Effective Date, or to the extent not satisfied on the Amendment Two Effective Date, in accordance with Section 5.13, the Administrative Agent shall have received evidence of the insurance required by the terms of this Agreement;

(d) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(e) after the Amendment Two Effective Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the accounts receivable, inventory, accounts payable, books and records and the accounting systems, policies and procedures of the Loan Parties by the Administrative Agent (including employees of a third party working with personnel of the Administrative Agent) or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collections” shall have the meaning assigned to such term in Section 2.04(c)(iv).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, (a) such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, Indebtedness in respect of the deferred purchase price of property or services and all Guarantees of Indebtedness described in this definition of the Borrower and the other Subsidiaries of Holdings determined on an Adjusted Consolidated Basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(a) any net after-tax extraordinary gains or losses or income or expense or charge (less all fees and expenses related thereto) shall be excluded;

(b) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded;

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, (ii) [reserved], (iii) the Net Income of any person or any Unrestricted Subsidiary accrued prior to the date it becomes a subsidiary of Holdings or is redesignated a Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any other Subsidiary of Holdings or that person’s assets are acquired by the Borrower or any other Subsidiary of Holdings shall be excluded and (iv) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, shall be excluded;

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(g) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date shall be excluded;

(h) any non-cash impairment charges or asset write-offs resulting from the application of Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other or ASC 360, Property, Plant, and Equipment, and the amortization of intangibles pursuant to ASC 805, Business Combinations (other than non-cash impairment charges or asset write-offs attributable to inventory or accounts receivable), shall be excluded;

(i) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(j) [Reserved];

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(l) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded;

(m) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(n) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (n); and

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the other Subsidiaries of Holdings determined on an Adjusted Consolidated Basis, as set forth on the consolidated balance sheet of Holdings (or other entity whose financial statements are delivered pursuant to Section 5.04) as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b); provided that in each case, such amount shall be calculated on a pro forma basis after giving effect to any acquisition or disposition of assets that may have occurred on or after such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Triggering Event” shall occur at any time that Excess Availability is less than the greater of (a) 10.0% of the Line Cap at such time or (b) $27.5 million. Once occurred, a Covenant Triggering Event shall be deemed to be continuing until such time as Excess Availability is greater than the greater of (i) 10.0% of the Line Cap at such time or (ii) $27.5 million for thirty (30) consecutive days.

“Credit Event” shall have the meaning assigned to such term in Article 4.

“CWPC” shall mean Consolidated Water Power Company, a Wisconsin corporation.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Facility Loans, participations in respect of Letters of Credit or participations in respect of Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such person.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any other Subsidiary of Holdings in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of any such Designated Non-Cash Consideration.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 9.11(a).

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties’ Accounts during such period, by (b) the Loan Parties’ billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Revolving Facility Maturity Date then in effect; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower and the other Subsidiaries of Holdings or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any other Subsidiary of Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms provides that obligations thereunder will be satisfied by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, further, however, that any Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of a subsequent extension of the Revolving Facility Maturity Date for any Class.

“Division/Series Transaction” shall mean, with respect to any Loan Party and/or any of its Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Person or any other Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of State of Delaware (or any comparable event under a different jurisdiction’s laws).

“Documentation Agents” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall have the meaning assigned to such term in Section 5.11(b).

“EBITDA” shall mean, with respect to the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis for any period, the Consolidated Net Income of the Borrower and the other Subsidiaries of Holdings for such period, plus

(a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (ix) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the other Subsidiaries of Holdings for such period, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and Tax Distributions made by the Borrower or any other Subsidiary of Holdings, as applicable, during such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the other Subsidiaries of Holdings for such period (net of interest income of the Borrower and the other Subsidiaries of Holdings for such period);

(iii) depreciation and amortization expenses of the Borrower and the other Subsidiaries of Holdings for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) any expenses or charges (other than depreciation or amortization expense as described in clause (a)(iii) above) related to any issuance of Equity Interests, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Obligations and any amendment or other modification of the Obligations or other Indebtedness;

(v) (1) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations or reconfigurations, retention, severance, systems establishment costs and excess pension charges); provided that (A) with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer specifying and quantifying such expense or charge or reserve and (B) the amounts described in this clause (a)(v)(1) in respect of cash expenses, charges or reserves, together with the amounts described in clause (a)(vi), clause (a)(ix) and clause (a)(x) hereof and pursuant to the definition of “Pro Forma Basis,” shall not exceed in any four-quarter period the greater of $60.0 million and 20% of EBITDA (calculated without giving effect to the addbacks set forth in this clause (a)(v)(1), clause (a)(vi), clause (a)(ix) and clause (a)(x) and pursuant to the definition of “Pro Forma Basis”) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, losses, charges or reserves or to expenses, losses, charges or reserves incurred for periods preceding the Closing Date) and (2) solely for purposes of calculating the Financial Performance Covenant (and not for any other purposes hereunder, including determining Pro Forma Compliance with the Financial Performance Covenant), additional business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, facility consolidations or reconfigurations, retention, severance, systems establishment costs and excess pension charges); provided that (A) with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer specifying and quantifying such expense or charge or reserve and (B) the amounts described in this clause (a)(v)(2) in respect of cash expenses, charges or reserves shall not exceed $100.0 million (or such greater amount as the Administrative Agent shall agree unless the Required Lenders direct the Administrative Agent not to agree to a greater amount) during the term of this Agreement;

(vi) non-recurring or unusual losses, expenses, charges or reserves, including costs of entry into new product lines, acquisition integration costs, curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted hereunder and facilities opening costs; provided that the amounts described in this clause (a)(vi) in respect of cash expenses, charges or reserves, together with the amounts described in clause (a)(v)(1), clause (a)(ix) and clause (a)(x) hereof and pursuant to the definition of “Pro Forma Basis,” shall not exceed in any four-quarter period the greater of $60.0 million and 20% of EBITDA (calculated without giving effect to the addbacks set forth in this clause (a)(vi), clause (a)(v)(1), clause (a)(ix) and clause (a)(x) and pursuant to the definition of “Pro Forma Basis”) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, losses, charges or reserves or to expenses, losses, charges or reserves incurred for periods preceding the Closing Date);

(vii) Transaction Expenses;

(viii) any other non-cash charges; provided that, for purposes of this clause (a)(viii), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding for the avoidance of doubt, amortization of a prepaid item that was paid in a prior period);

(ix) non-operating expenses; provided that (A) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer with respect to any adjustment to EBITDA pursuant to this clause (a)(ix) and (B) the amounts described in this clause (a)(ix), together with the amounts described in clauses (a)(v)(1), clause (a)(vi) and clause (a)(x) hereof and pursuant to the definition of “Pro Forma Basis,” shall not exceed in any four-quarter period the greater of $60.0 million and 20% of EBITDA (calculated without giving effect to the addbacks set forth in this clause (a)(ix), clause (a)(v)(1), clause (a)(vi) and clause (a)(x) and pursuant to the definition of “Pro Forma Basis”) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, losses, charges or reserves or to expenses, losses, charges or reserves incurred for periods preceding the Closing Date); and

(x) (A) expenses and losses incurred from curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted under this Agreement and (B) excess pension charges; provided that the amounts described in this clause (a)(x), together with the amounts described in clause (a)(v)(1), clause (a)(vi) and clause (a)(ix) hereof and pursuant to the definition of “Pro Forma Basis,” shall not exceed in any four-quarter period the greater of $60.0 million and 20% of EBITDA (calculated without giving effect to the addbacks set forth in this clause (a)(x), clause (a)(v)(1), clause (a)(vi) and clause (a)(ix) and pursuant to the definition of “Pro Forma Basis”) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, losses, charges or reserves or to expenses, losses, charges or reserves incurred for periods preceding the Closing Date);

minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) (other than clause (2)) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) (1) non-cash items increasing Consolidated Net Income of the Borrower and the other Subsidiaries of Holdings for such period (excluding (A) any such non-cash gains with respect to cash actually received in a prior period and (B) any non-cash gains that represent the reversal of, or cash reserve for, anticipated cash charges in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition), (2) cash disbursements in respect of non-cash charges added back to EBITDA in such period (or any prior period) pursuant to clause (a)(viii) above) and (3) non-recurring or unusual gains.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean all Accounts of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Account is permitted in the Permitted Discretion of the Administrative Agent). No Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party, an employee or agent of any Loan Party or any other Affiliate (other than any person that is an Affiliate solely as a result of clause (a) of the proviso of the definition thereof) of any Loan Party or to a person controlled by an Affiliate (other than any person that is an Affiliate solely as a result of clause (a) of the proviso of the definition thereof) of such Loan Party; or

(ii) it remains unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the original invoice date or it arises as a result of a sale with original payment terms in excess of (A) 90 days or (B) 120 days with respect to one or more Account Debtors previously identified to, and otherwise acceptable to, the Administrative Agent in its Permitted Discretion (or one or more additional Account Debtors from time to time requested by the Borrower and acceptable to the Administrative Agent in its sole discretion), so long as, with respect to this clause (B), (x) such Account are not subject to any discounting, factoring, securitization or similar arrangement and (y) such Accounts otherwise satisfy all of the other “Eligible Accounts” criteria specified herein; or

(iii) the total unpaid Accounts of the Account Debtor to the Loan Parties exceed 25% of the respective net amount of all Eligible Accounts owned by the Loan Parties but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v) (A) the Account Debtor is also a creditor or supplier of the owner of such Account, or (B) the Account Debtor has disputed liability with respect to such Account, or (C) the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or (D) the Account Debtor has a claim for any promotional program allowance, volume rebate, other allowance (including any amount that the Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), or (E) the Account Debtor has made a prepayment or the Account otherwise is or may become subject to right of recoupment or setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, recoupment, setoff or similar right; or

(vi) (A) the Account Debtor has commenced a voluntary case under the U.S. federal bankruptcy laws or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (B) made an assignment, composition or arrangement for the benefit of creditors, or a decree or order for relief (including by way of suspension of payments, moratorium of indebtedness and/or suspension of rights of enforcement) has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction) as now constituted or hereafter amended, or any other petition or other application for relief under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), as now constituted or hereafter amended, has been filed against or by the Account Debtor, or (C) if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided that (I) the Administrative Agent may, in its Permitted Discretion, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability, and (II) Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts so long as (1) such Account Debtor has received “debtor in possession” financing reasonably satisfactory in the Permitted Discretion of the Administrative Agent, (2) Accounts of such Account Debtor that are Eligible Accounts may not exceed $1.0 million in the aggregate (and all such Accounts that are Eligible Accounts in accordance with clause (II) of this proviso may not exceed $7.5 million in the aggregate), and (3) such Accounts do not remain unpaid more than forty-five (45) days after the original due date shown on the invoice or more than seventy-five (75) days after the original invoice date; or

(vii) it arises from a sale made or services rendered to an Account Debtor that is headquartered or organized outside the United States of America (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico), Canada or the United Kingdom which (along with other similar Accounts) exceeds $10.0 million in the aggregate for all such Account Debtors, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable in the Permitted Discretion of the Administrative Agent, it being agreed that, with respect to foreign Account Debtors backed by credit insurance (1) the Administrative Agent must be named as “loss payee” on the related credit insurance policy, (2) the eligible amount cannot exceed the policy maximum liability amount, (3) a Reserve is to be established for the uncovered percentage, (4) a Reserve is to be established for any unpaid policy premiums and (5) the receivables are subject to all other eligibility criteria; or

(viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis or on any terms by reason of which the payment by the Account Debtor may be conditional; or (2) it is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(ix) it is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this paragraph (ix) shall only apply with respect to, and to the extent of, such partial payment); or

(x) with respect to which an invoice, including a “PO Not Completed”, has not been sent to the applicable Account Debtor; or

(xi) it is payable in any currency other than (A) in Dollars, (B) with respect to any Account Debtor domiciled in Canada or organized under the laws of Canada or any political subdivision thereof, Canadian Dollars or (C) with respect to any Account Debtor domiciled in the United Kingdom or organized under the laws of the United Kingdom or any political subdivision thereof, pounds sterling; or

(xii) to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees; or

(xiii) the Account Debtor is the United States of America or any state thereof, the federal government of Canada or any province, territory or subdivision thereof, or any agency, department or instrumentality of any of the foregoing, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended), in the case of the United States of America or any agency, department or agency thereof, the Financial Administration Act (Canada), in the case of the federal government of Canada or any agency, department or agency thereof, or any applicable and similar state, federal or provincial legislation, in all other cases; or

(xiv) it is not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale by the applicable Loan Party in the ordinary course of business; or

(xvi) the Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(xvii) the applicable Loan Party or a Subsidiary of the applicable Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for modifications in the ordinary course of business of the applicable Loan Party or Subsidiary of the applicable Loan Party or discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xviii) the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States of America or Canada); or

(xix) the Account Debtor is a Sanctioned Person or Sanctioned Entity; or

(xx) 50.0% or more of all Accounts owing from the Account Debtor or its Affiliates are not Eligible Accounts hereunder by reason of applicability of clause (ii) above; or

(xxi) the collection of such Account the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition; or

(xxii) the Account represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Eligible Inventory” shall mean all Inventory of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Inventory is permitted in the Permitted Discretion of the Administrative Agent). No Inventory shall be Eligible Inventory if:

(i) it is not reflected in the details of the perpetual inventory report (unfavorable and favorable capitalized variances applicable to the perpetual inventories are to be considered eligible); or

(ii) it is not in good, useable and saleable condition; or

(iii) it is slow-moving, obsolete, defective or unmerchantable, or subject to a lower of cost or market reserve recorded in the general ledger; or

(iv) it is not of a type held for sale by the applicable Loan Party in the ordinary course of business, except for Inventory classified as “store’s inventory”; or

(v) it is held on consignment or is at an outside processor or is in-transit from a vendor or is at a location with less than $100,000.00 of Inventory on-hand; or

(vi) it is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or

(vii) it is not covered by Insurance reasonably acceptable to the Administrative Agent; or

(viii) it consists of goods that have been returned or rejected by the buyer; or

(ix) it has been invoiced to a customer (even if on a consignment or “sale or return” basis); or

(x) it is represented by a bill of lading or other document of title; or

(xi) it does not meet in all material respects all standards imposed by any Governmental Authority; or

(xii) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(xiii) it is not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xiv) it is located in a leased warehouse or public warehouse or in possession of a bailee or in a facility leased by such Loan Party; provided that Inventory situated at a location not owned by a Loan Party will be Eligible Inventory if the Administrative Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but Rent Reserves may be imposed in the Permitted Discretion of the Administrative Agent); or

(xv) it is not located at one of the locations in the continental United States or Canada set forth on Schedule 1.01G (or in transit from one such location to another such location); provided that (a) the Loan Parties may amend Schedule 1.01G so long as such amendment occurs by written notice to the Administrative Agent not less than 5 days prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States or Canada and (b) Inventory stored in a location in the continental United States or Canada that is not otherwise stored at a location on Schedule 1.01G in an amount not to exceed $2.0 million in the aggregate and $200,000 per location that would otherwise be deemed Eligible Inventory shall not be deemed ineligible pursuant to the application of this clause (xv); or

(xvi) such Inventory constitutes packaging or shipping materials, cartons, labels, or other such materials not considered for sale in the ordinary course of business (other than repair parts and supplies classified as “store’s inventory”); provided that inventory availability with respect to “store’s inventory” shall not exceed $20.0 million; or

(xvii) such Inventory is subject to the intellectual property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the in the Permitted Discretion of the Administrative Agent, it is determined that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party; or

(xviii) if the applicable Loan Party does not have good, valid and marketable title thereto.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of the Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any notice of investigation, written notice, notice of violation, claim, request for information, complaint, action, suit, proceeding, demand, abatement order or other written order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of or liability under any Environmental Law, (ii) in connection with any Release or alleged Release of Hazardous Material or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to the Environment or Hazardous Materials), natural resources or the Environment.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements, permits, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, pollution, the generation, management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or terminated, within the meaning of Title IV of ERISA or the existence of conditions that place any Multiemployer Plan in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the conditions for imposition of a lien under Section 403(k) of the Code or Section 303(k) or 4068 of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Availability” shall mean at any time an amount equal to the lesser of (a) (i) the total Revolving Facility Commitments at such time minus (ii) the aggregate Revolving Facility Credit Exposure at such time minus (iii) any Line Reserves, and (b) (i) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(i), as adjusted in accordance with this Agreement), minus (ii) the aggregate Revolving Facility Credit Exposure at such time. If the aggregate Revolving Facility Credit Exposure plus the Line Reserves set forth in clause (a)(iii) above is equal to or greater than the Revolving Facility Commitments or the aggregate Revolving Facility Credit Exposure is equal to or greater than the Borrowing Base (or the Revolving Facility Commitments have been terminated), Excess Availability is zero.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 5.10(f).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Borrower and the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case (x) by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or (y) that are Other Connection Taxes, (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d), (e) or (h) or (iv) any Tax imposed under FATCA.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” shall mean those standby letters of credit or trade letters of credit issued and outstanding as of the Closing Date and set forth on Schedule 1.01D.

“Extended Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Extension Election” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Series” shall have the meaning assigned to such term in Section 2.23(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there is one Facility, i.e., the Revolving Facility consisting of the Revolving Facility Commitments and the extensions of credit thereunder, and after the Closing Date may include any Revolving Facility consisting of any Incremental Revolving Facility Commitments or Extension Series of Revolving Facility Commitments.

“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any United States Treasury Department Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” shall mean (i) that certain Fee Letter, dated as of May 31, 2016, by and between Wells Fargo and the Borrower, and (ii) that certain Fee Letter, dated as of February 6, 2019, by and between Wells Fargo and the Borrower, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and which in each case shall be subject to the confidentiality provisions set forth therein or as otherwise agreed to from time to time by the parties thereto, notwithstanding anything to the contrary in any other Loan Document.

“Fees” shall mean the Commitment Fee, the L/C Participation Fee, the Issuing Bank Fees, the Administrative Agent Fees, the Upfront Fee and the other fees set forth in the Fee Letter.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant set forth in Section 6.10.

“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a) (i) EBITDA for the most recent period of 12 consecutive fiscal months of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis, minus (ii) non-financed Capital Expenditures of the Borrower and the other Subsidiaries of Holdings during such period (including any Capital Expenditures financed by proceeds of the Loans), minus (iii) cash income taxes required to be paid (net of cash income tax refunds received) during such period, to (b) the sum of (i) scheduled principal payments or redemptions required to be made during such period in respect of Indebtedness for borrowed money, plus (ii) Cash Interest Expense required to be paid during such period plus (iii) Restricted Payments pursuant to Sections 6.06(c), (f) or (g), in each case to the extent paid by the Borrower and the other Subsidiaries of Holdings in cash during such period, plus (iv) cash payments or contributions required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Plan or for any Withdrawal Liability (net of any deductions from Net Income that are not added back in calculating EBITDA during such period in respect of such payments or contributions); provided that the Fixed Charge Coverage Ratio shall be determined for the relevant period on a Pro Forma Basis.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedging Agreement (or on the Closing Date with respect to Secured Hedging Agreements in existence on the Closing Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case of the foregoing, in its capacity as a party to such Secured Hedging Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Hedge Banks and the obligations with respect to Secured Hedging Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any other Subsidiary of Holdings shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01E. The Borrower shall update Schedule 1.01E from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from Schedule 1.01E to be made as the Borrower may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the greater of (i) $75.0 million and (ii) the excess of the Borrowing Base at such time over the amount of the Revolving Facility Commitments at such time, over (b) the aggregate amount of all Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment or commitment to make Other Revolving Loans provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” shall mean (i) Revolving Facility Loans made by one or more Lenders to the Borrower in respect of Incremental Revolving Facility Commitments and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Facility Loans).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, or (E) (I) all intercompany Indebtedness between and among the Borrower and the other Subsidiaries of Holdings having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities (other than liabilities for borrowed money) in connection with the cash management, tax and accounting operations of the Borrower and the other Subsidiaries of Holdings. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean (i) certain financial institutions and other entities or (ii) competitors of the Borrower and the other Subsidiaries of Holdings, in each case, specified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date, it being understood that additional bona fide competitors may be designated by the Borrower in writing following the Closing Date.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Issuing Banks” shall mean Wells Fargo and, solely with respect to the Specified Letters of Credit (and not any renewal or extension thereof), Barclays Bank PLC, in each case in its capacity as an initial issuer of Letters of Credit hereunder. An Initial Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Initial Issuing Bank, in which case the term “Initial Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Anything herein to the contrary notwithstanding, as specified in Section 2.05(a), no Initial Issuing Bank shall be required to issue any Trade Letter of Credit hereunder.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the other Subsidiaries of Holdings with respect to Hedging Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any Base Rate Loan, the first day of each calendar quarter for the immediately preceding calendar quarter.

“Interest Period” shall mean, as to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders consent to such interest period), as the Borrower may elect, or the date any LIBOR Rate Borrowing is converted to a Base Rate Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall have the meaning assigned to such term in the Uniform Commercial Code, and shall include all goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean each Initial Issuing Bank and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 in the amount set forth on Schedule 2.01 or, in the case of a Lender that becomes an Issuing Bank after the Closing Date in accordance with Section 2.05(l), in the documentation pursuant to which such Lender shall have become an Issuing Bank as such commitment may be (a) reduced from time to time pursuant to Section 2.05(i) or Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. It is understood and agreed that Barclays Bank PLC shall not have any obligation to issue any Letters of Credit pursuant to Section 2.05 other than the Specified Letters of Credit (and not any renewal or extension thereof).

“Letter of Credit Sublimit” shall mean $100.0 million (or the equivalent thereof in an Alternate Currency).

“LIBOR Rate” shall mean the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Borrowing requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by the Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Borrowing” shall mean a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate Loan” shall mean any LIBOR Rate Revolving Loan.

“LIBOR Rate Revolving Facility Borrowing” shall mean a Borrowing comprised of LIBOR Rate Revolving Loans.

“LIBOR Rate Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article 2.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Line Cap” shall mean at any time an amount equal to the lesser of (a) (i) the total Revolving Facility Commitments at such time minus (ii) any Line Reserves, and (b) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(i), as adjusted in accordance with this Agreement).

“Line Reserves” shall mean any (A) Rent Reserves and reserves in respect of Priority Wage Claims, and (B) Reserves with respect to amounts owing by any Loan Party to any person to the extent secured by a Lien on any of the Collateral (other than a Permitted Lien), which Lien, in the Permitted Discretion of the Administrative Agent, likely would have a priority superior to the Administrative Agent’s Liens (such as Liens in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

“Loan Account” shall have the meaning assigned to such term in Section 2.18(f).

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any intercreditor agreements entered into by the Administrative Agent in accordance with this Agreement, any Note issued under Section 2.09(e) in respect of any Revolving Facility Loan, the Assumption and Reaffirmation Agreement and solely for the purposes of Sections 4.02, 8.01 and 10.05 and the definition of “Loan Obligations,” the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing or which would accrue during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this

Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing or which would accrue during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations of the Borrower or any other Loan Party to provide cash collateral pursuant to any Loan Document and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document or otherwise owing, due or payable to a Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents or otherwise owing, due or payable to a Lender (in its capacity as such).

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, operations or condition of Holdings, the Borrower and the other Subsidiaries of Holdings, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties, (c) a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of or benefits available to any Agent or the Lenders thereunder or (d) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any Loan Party or any Subsidiary in an aggregate principal amount exceeding $35.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, any other Subsidiary of Holdings or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Recovery Percentage” shall mean, as of any date of determination, the percentage of the book value of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal delivered pursuant to Section 5.07(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedging Agreement.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but shall not include Other Connection Taxes).

“Overadvance” shall have the meaning assigned to such term in Section 2.01(c).

“Parent Entity” shall mean Verso Corporation and any wholly-owned subsidiary of Verso Corporation that is a direct or indirect parent of Holdings.

“Pari Passu Secured Bank Product Obligations” shall have the meaning assigned to such term in Section 9.11(a).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Payment Conditions” shall mean that prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, (i) no Default or Event of Default shall have occurred or been continuing and (ii)(a) Excess Availability for 25 of the 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to the greater of (A) 20.0% of the total Revolving Facility Commitments at such time or (B) $60.0 million, and with respect to any action undertaken in reliance on this clause (ii)(a) in an individual amount greater than $10.0 million, the Borrower shall have delivered written notice to the Administrative Agent on or prior to the date of the relevant action that such action is being undertaken in reliance on this clause (ii)(a), or (b)(x) Excess Availability for 25 of the 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to the greater of (A) 15.0% of the total Revolving Facility Commitments at such time or (B) $40.0 million and (y) on a Pro Forma Basis the Borrower and the other Subsidiaries of Holdings shall be in Pro Forma Compliance (regardless of whether the Financial Performance Covenant would otherwise be applicable), and with respect to any action undertaken in reliance on this clause (ii)(b) in an individual amount greater than $10.0 million, the Borrower shall have delivered a certificate of a Financial Officer to the Administrative Agent on the date of the relevant action that such action is being undertaken in reliance on this clause (ii)(b) and setting forth a calculation in reasonable detail demonstrating it is in Pro Forma Compliance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent and the Borrower, as the same may be supplemented from time to time to the extent required by Section 5.04(j).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and the other Subsidiaries of Holdings in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment involving consideration of less than $25.0 million individually and less than $100.0 million in the aggregate during the term of this Agreement, Excess Availability on the date of such action after giving effect to such acquisition or investment and any related transaction (but without including in the Borrowing Base any assets so acquired) shall be greater than the greater of (A) 15.0% of the total Revolving Facility Commitments at such time and (B) $40.0 million, and with respect to any other acquisition or investment, the Payment Conditions shall be satisfied after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10); (vi) the assets (other than a de minimis amount of assets in relation to the Consolidated Total Assets), person, division or line of business being acquired are useful in or engaged in, as applicable, the business of the Borrower and the other Subsidiaries of Holdings, any business or business activities incidental or related thereto or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto; (vii) the proposed acquisition is consensual; and (viii) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower and the Subsidiary Loan Parties or in Equity Interests of persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed $75.0 million.

“Permitted Discretion” shall mean the reasonable credit judgment of the Administrative Agent as determined in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that (x) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date, or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” as applicable (and vice versa), or (ii) any Reserves deducted in computing value or Net Recovery Percentage and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors; provided that the foregoing clause (x) will not apply to any reserve in connection with any Priority Wage Claim or any Pari Passu Secured Bank Product Obligation, any Rent Reserve or any Dilution Reserve.

“Permitted Encumbrance” shall mean (i) Liens permitted pursuant to Sections 6.02(d), (e), (k), (r) and (y), in each case, to the extent such Liens arise by operation of law and are not created, granted or incurred with the consent of any Loan Party, and (ii) Liens permitted pursuant to Sections 6.02(b), (n) and (dd).

“Permitted Holders” shall mean (i) the Co-Investors and (ii) any person that has no material assets other than the capital stock of Holdings or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Holdings, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 35% on a fully diluted basis of the voting Equity Interests thereof.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $500.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA+ by S&P and Aa1 by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Permitted Land Swaps” shall have the meaning assigned to such term in Section 6.05(l).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced, and such Permitted Refinancing Indebtedness does not result in a shortening of the Weighted Average Life to Maturity of the Indebtedness being Refinanced (measured as of the date of such refinancing), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after-acquired property clauses to the extent such type of collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, and (f) such Permitted Refinancing Indebtedness shall not have covenants or other provisions materially more restrictive, taken as a whole, than the covenants and other provisions in the Indebtedness being Refinanced. The Borrower may provide a certificate of a Financial Officer to the effect that the covenants and other provisions of such Indebtedness are not materially more restrictive, taken as a whole, than the covenants and other provisions in the Indebtedness being Refinanced, and such determination shall be conclusive unless the Administrative Agent shall have objected to such determination within five Business Days following its receipt of such certificate and the draft documentation governing such Indebtedness.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) either (A) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, or (B) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17(a).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Priority Wage Claim” shall mean a claim for payment of wages under Wisconsin Statutes Chapter 109, the Michigan Wage Priority Act, Michigan Compiled Laws Section 408.511 et sequitur or under any similar provision establishing a preference or creating a security interest in the property of the employer under other applicable law.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders if such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower and the other Subsidiaries of Holdings that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Section 6.01(h), Section 6.01(s), Section 6.05(k) or Section 6.09(b) occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness, exchange of assets or payment or distribution is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Section 6.01(h), Section 6.01(s), Section 6.05(k) or Section 6.09(b), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness, exchange of assets or payment or distribution is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) for (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Amounts added back in making the determination of EBITDA set forth in this definition pursuant to clauses (a)(v)(1), clause (a)(vi), clause (a)(ix) and clause (a)(x) of the definition of EBITDA for any Reference Period shall not exceed the greater of $60.0 million and 20% of EBITDA for such Reference Period (calculated without giving effect to the addbacks set forth in clause (a)(v)(1), clause (a)(vi), clause (a)(ix) and clause (a)(x) of the definition of “EBITDA” and any addbacks under this definition) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, losses, charges or reserves or to expenses, losses, charges or reserves incurred for periods preceding the Closing Date). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the other Subsidiaries of Holdings shall (without regard to whether Excess Availability is less than the applicable threshold set forth in the definition of “Covenant Triggering Event”) be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal month of the Borrower and the other Subsidiaries of Holdings for which the certificate described in Section 5.04(d) has been (or was required to be) delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information and calculations in reasonable detail.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of Holdings, the Borrower and the Subsidiaries furnished to the Lenders, any Agent or any Joint Lead Arranger by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Amendment Two Effective Date.

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(d).

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any (i) spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment, and (ii) any other meanings provided under any Environmental Laws.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to three months’ rent payments made by any Loan Party for each location (plant, warehouse, distribution center, public warehouse or other operating facility) at which Eligible Inventory of such Loan Party is located that is not subject to a Collateral Access Agreement, as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Reorganization Plan” shall mean the joint plan of reorganization for the Debtors (as defined therein) annexed as Exhibit A to that certain Findings of Fact, Conclusions of Law, and Order Confirming Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Case 16-10163, Docket No. 1223, entered by the United States Bankruptcy Court for the District of Delaware on June 23, 2016, together with all exhibits, schedules, annexes, supplements and other attachments thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Reserves” shall mean (i) a reserve in respect of any estimated amounts included in the calculation of Eligible Accounts or Eligible Inventory for any Borrowing Base Certificate delivered as of any day other than the last day of a month pursuant to the last sentence of Section 5.04(i) and (ii) any Rent Reserve or such other reserves against the Borrowing Base that the Administrative Agent has, in its Permitted Discretion, established from time to time upon, in the case of this clause (ii), except in the case of a reserve in respect of Pari Passu Secured Bank Product Obligations, at least three (3) Business Days’ notice to the Borrower. The Administrative Agent acknowledges that as of the Amendment Two Effective Date, other than as agreed on or prior to the Amendment Two Effective Date between the Administrative Agent and the Borrower, it does not know of any other circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve that has not been imposed as of the Amendment Two Effective Date, except for any Reserve in connection with any Priority Wage Claim or any Pari Passu Secured Bank Product Obligations, any Rent Reserve, any Dilution Reserve or any Reserve of the type referred to on the Borrowing Base Certificate delivered on the Closing Date.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, renewal or extension of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Loans (inclusive of Swingline Loans and Protective Advances), plus (b) the amount of Revolving L/C Exposure.

“Revolving Facility” shall mean the Revolving Facility Commitments and the Revolving Facility Loans made hereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 and (c) increased as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments as of the Amendment Two Effective Date (prior to any Incremental Revolving Facility Commitment) is $350.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) any Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01 and shall also include each Other Revolving Loan.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Amendment Two Effective Date, the Scheduled Termination Date, and (b) with respect to any other Class of Loans or Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement or Extension Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Facility Commitments of the Lenders represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its subsidiaries.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government or (d) a person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean, at any time, (a) any person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a person or legal entity that is a target of Sanctions, (c) any person operating, organized or resident in a Sanctioned Entity or (d) any person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such person or persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Agent or any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Scheduled Termination Date” shall mean February 6, 2024.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Counterparty” shall have the meaning assigned to such term in Section 9.11.

“Secured Cash Management Agreement” shall mean (a) those Cash Management Agreements in effect on the Closing Date between any Loan Party and Wells Fargo Bank, National Association and (b) any Cash Management Agreement between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement within 10 days after such Cash Management Agreement is entered into by and between such Loan Party and such Cash Management Bank (or, with respect to Cash Management Agreements in effect on the Closing Date, within 10 days after the Closing Date).

“Secured Hedge Obligations” shall mean the due and punctual payment and performance of all obligations of Holdings, the Borrower or any other Subsidiary of Holdings to a Hedge Bank under each Secured Hedging Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Hedge Banks and the obligations with respect to Secured Hedging Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations.

“Secured Hedging Agreement” shall mean any Hedging Agreement between Holdings, the Borrower or any other Subsidiary of Holdings and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedging Agreement within 10 days after such Hedging Agreement is entered into by and between Holdings, the Borrower or any other Subsidiary of Holdings and such Hedge Bank (or, with respect to Hedging Agreements in effect on the Closing Date, within 10 days after the Closing Date).

“Secured Parties” shall mean, collectively, the Administrative Agent, the Joint Lead Arrangers, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedging Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 9.02.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement and each of the security agreements, account control agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to the definition of “Collateral and Guarantee Requirement” or pursuant to Section 5.10, 5.11 or 5.13, and each of the other agreements, instruments or documents that creates, perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties or as security for the Loan Obligations.

“Settlement” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Specified Letters of Credit” shall mean those standby letters of credit issued and outstanding as of the Amendment Two Effective Date and set forth on Schedule 1.01C.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or, if such rate cannot be computed as of such date, such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, any reference to a subsidiary shall mean a reference to a subsidiary of Holdings, and shall include the Borrower and its Subsidiaries.

“Subsidiary” shall mean as of the date of determination, unless the context otherwise requires, a subsidiary of Holdings. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of Holdings or any of the Subsidiaries for purposes of this Agreement, unless otherwise expressly provided in this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Subsidiary of Holdings on the Amendment Two Effective Date (other than (i) the Unrestricted Subsidiaries and (ii) those Immaterial Subsidiaries set forth in Schedule 1.01E) and (b) each Wholly-Owned Domestic Subsidiary of Holdings (other than (i) any Wholly-Owned Domestic Subsidiary that is (A) a Subsidiary of a Foreign Subsidiary or (B) a FSHCO and (ii) at the Borrower’s option, Immaterial Subsidiaries) that becomes, or is required to become, a party to the Collateral Agreement pursuant to Section 5.10.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Super Majority Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 66-2/3%% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in its sole discretion pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Amendment Two Effective Date is $35.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wells Fargo, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Tax Distributions” shall mean any distributions described in Section 6.06(b)(iv).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and the other Subsidiaries of Holdings outstanding as of the last day of the Test Period most recently ended as of such date, less (ii) the lesser of (A) Unrestricted Cash as of the last day of such Test Period and (B) $50.0 million, to (b) EBITDA for such Test Period, all determined on an Adjusted Consolidated Basis in accordance with GAAP; provided that the Total Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” shall mean, on any date, the ratio of (a)(i) the aggregate principal amount of Consolidated Debt of the Borrower and the other Subsidiaries of Holdings as of the last day of such Test Period that is then secured by Liens on any property of the Borrower and the other Subsidiaries of Holdings, less (ii) the lesser of (A) Unrestricted Cash as of the last day of such Test Period and (B) $50.0 million, to (b) EBITDA for such Test Period, all determined on an Adjusted Consolidated Basis in accordance with GAAP; provided that the Total Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Expenses” shall mean all fees and expenses (including, without limitation, any original issue discount) incurred or paid by Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in connection with the Transactions.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the borrowings hereunder; and (b) the payment of all Transaction Expenses.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the LIBOR Rate and the Base Rate.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower and the other Subsidiaries of Holdings that would not appear as “restricted” on a consolidated balance sheet of the Borrower and the other Subsidiaries of Holdings.

“Unrestricted Subsidiary” shall mean (1) CWPC, (2) any other Subsidiary, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the Payment Conditions (without giving effect to clause (ii)(A) of the definition of Payment Conditions) shall be satisfied after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower and the other Subsidiaries of Holdings) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower and the other Subsidiaries of Holdings shall be deemed to have been made under Section 6.04, and (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; provided, further, that at the time of the initial Investment by the Borrower and the other Subsidiaries of Holdings in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent, and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer of the Borrower certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii).

“Upfront Fee” shall have the meaning assigned to such term in Section 2.12(d).

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Verso Corporation” shall mean Verso Corporation, a Delaware corporation.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of Holdings that is a Wholly-Owned Subsidiary of Holdings.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Closing Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating the Fixed Charge Coverage Ratio or any other financial ratio or definition contained in this Agreement or any other Loan Document. In addition, notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower and the other Subsidiaries of Holdings that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any references herein to any person shall be construed to include such person’s successors and permitted assigns.

Section 1.03 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article 6 or paragraph (f), (j) or (l) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as applicable.

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest (but not a payment of interest), interest thereon shall be payable for the period of such extension.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Revolving Facility Loans. Each Lender severally agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding the lesser of (x) such Lender’s Revolving Facility Commitment and (y) such Lender’s Revolving Facility Percentage of the Borrowing Base or (ii) the total Revolving Facility Credit Exposure exceeding the lesser of (x) the total Revolving Facility Commitments minus any Line Reserves and (y) the Borrowing Base; provided, however, that for the purposes of this calculation, the Revolving Facility Commitments and the Borrowing Base, as applicable, shall be adjusted downward to account for (A) any Reserve that the Administrative Agent has, in its Permitted Discretion, decided to establish against the Revolving Facility Commitments or the Borrowing Base, as applicable, during the pendency of the three-Business Day notice period prior to such Reserve taking effect and (B) any Account ceasing to be an Eligible Account or any Inventory ceasing to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the last paragraph of the definition of “Eligible Account” or “Eligible Inventory,” as applicable, during the pendency of the three-Business Day notice period prior to such exclusion taking effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(b) Incremental Revolving Loans. Each Lender having an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Revolving Facility Commitment.

(c) Overadvances. Insofar as the Borrower may request and the Administrative Agent or Required Lenders may be willing in their sole and absolute discretion to make Revolving Facility Loans at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an “Overadvance”), the Administrative Agent or Required Lenders shall make such Overadvances available. All Overadvances shall be repaid on demand, shall be secured by the Collateral in accordance with the terms hereof and of the Security Documents and shall bear interest as provided in this Agreement for the Revolving Facility Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages. Overadvances not exceeding 5.0% of the then applicable Borrowing Base in the aggregate may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). The foregoing notwithstanding, in no event, (w) unless otherwise consented to by the Required Lenders, shall Overadvances in an aggregate amount of more than 5.0% of the then applicable Borrowing Base be outstanding at any time, (x) shall any Overadvances be outstanding for more than 45 consecutive days, (y) unless otherwise consented to by the Required Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent or the Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding or (z) shall the Administrative Agent make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Facility Loans would cause (i) the total Revolving Facility Credit Exposure to exceed the total Revolving Facility Commitments minus any Line Reserves or (ii) a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment.

(d) Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Facility Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Facility Loans shall not exceed 5.0% of the then applicable Borrowing Base, if the Administrative Agent, in its sole discretion, deems that such Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Facility Loans, hereinafter, “Protective Advances”); provided that (a) in no event shall the total Revolving Facility Credit Exposure exceed the total Revolving Facility Commitments minus any Line Reserves, (b) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (c) the Administrative Agent may not make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(d) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14. each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of Base Rate Loans or LIBOR Rate Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be a Base Rate Borrowing. Each Lender at its option may make any Base Rate Loan or LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any LIBOR Rate Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each Base Rate Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Base Rate Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than 10 LIBOR Rate Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date for such Class.

Section 2.03 Borrowing Procedures and Settlements. (a) Each Revolving Facility Borrowing or a Borrowing of Other Revolving Loans shall be made by a written request by an Authorized Person delivered to the Administrative Agent (which may be delivered through the Administrative Agent’s electronic platform or portal) and received by the Administrative Agent no later than 2:00 p.m., Local Time, (i) on the Business Day that is the requested funding date in the case of a request for a Swingline Borrowing, (ii) on the Business Day that is one Business Day prior to the requested funding date in the case of a request for a Base Rate Borrowing, and (iii) on the Business Day that is three Business Days prior to the requested funding date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested funding date (which shall be a Business Day); provided that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 2:00 p.m., Local Time, on the applicable Business Day. All Borrowing requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowing shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Loan. Each such Borrowing request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing, which amount shall not result in the Revolving Facility Credit Exposure exceeding the Borrowing Base;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Rate Borrowing;

(iv) in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, in the case of the initial Borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (i) the Borrower’s discovery of the error and (ii) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the total Revolving Facility Credit Exposure exceeding the lesser of (x) the total Revolving Facility Commitments minus any Line Reserves and (y) the Borrowing Base; provided, however, that for the purposes of this calculation, the Revolving Facility Commitments and the Borrowing Base, as applicable, shall be adjusted downward to account for (A) any Reserve that the Administrative Agent has, in its Permitted Discretion, decided to establish against the Revolving Facility Commitments or the Borrowing Base, as applicable, during the pendency of the three-Business Day notice period prior to such Reserve taking effect and (B) any Account ceasing to be an Eligible Account or any Inventory ceasing to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the last paragraph of the definition of “Eligible Account” or “Eligible Inventory,” as applicable, during the pendency of the three-Business Day notice period prior to such exclusion taking effect; provided further that in no event shall the Swingline Lender make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Requests for Swingline Borrowings shall be made in the manner set forth in Section 2.03(a). The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender, if it determines to make a Swingline Loan in accordance with Section 2.04(a), shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Administrative Agent, the Swingline Lender and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Facility Loans and the Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to Collections (as further described in Section 2.04(c)(iv)), in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m., Local Time, on the Business Day immediately prior to the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Revolving Facility Percentage of the outstanding principal amount of the Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 4 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lender’s or Administrative Agent’s Revolving Facility Percentage thereof, shall constitute Revolving Facility Loans of the Revolving Facility Lenders. If any such amount is not made available to the Administrative Agent by any Revolving Facility Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Revolving Facility Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to the Base Rate Loans.

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Agent Advance), each Revolving Facility Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Swingline Lender or the Administrative Agent, as the case may be, shall pay to the Swingline Lender or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to Base Rate Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans and Agent Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender (in the case of participations in Swingline Loans) the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c)(ii), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. The purchase of participations in a Swingline Loan or Agent Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(iii) From and after the date, if any, on which any Revolving Facility Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Revolving Facility Lender such Revolving Facility Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance; provided that any amounts so distributed by the Administrative Agent shall be repaid to the Administrative Agent (and, if applicable, by the Administrative Agent to the Swingline Lender), if and to the extent such payment is required to be refunded to the Borrower for any reason.

(iv) Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans (such amounts, “Collections”), for application to the Swingline Lender’s Revolving Facility Loans or Swingline Loans. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Facility Loans, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Revolving Facility Percentage of the Revolving Facility Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Facility Lender with respect to the Revolving Facility Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent and the Revolving Facility Lenders.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrower and the other Subsidiaries of Holdings incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and the other Subsidiaries of Holdings (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any other Subsidiary of Holdings in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that the Initial Issuing Banks shall not be required to issue any Trade Letter of Credit hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. “Letters of Credit” shall include Trade Letters of Credit, Standby Letters of Credit and Existing Letters of Credit. Notwithstanding anything to the contrary contained in this Section 2.05 or elsewhere in this Agreement, in the event that a Revolving Facility Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Issuing Bank to support, each such Defaulting Lender’s ratable share of each L/C Disbursement.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile or other electronic transmission, if arrangements for doing so have been approved by the applicable Issuing Bank to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a written notice by an Authorized Person requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency (which may be Dollars or any

Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. All such requests shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Letter of Credit shall not be issued, amended or extended until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the issuance, amendment or extension of any such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the total Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, and the Revolving L/C Exposure with respect to all Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, (iii) the total Revolving Facility Credit Exposure shall not exceed the Borrowing Base, and (iv) in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent of the total Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed $60.0 million.

(c) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension), and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Standby Letter of Credit with one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; provided that (x) if any such Standby Letter of Credit is outstanding, or is issued after, the date that is 30 days prior to the Revolving Facility Maturity Date, the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Revolving Facility Maturity Date or, if later, the date of issuance thereof and (y) each Revolving Facility Lender’s participation in any undrawn Letter of Credit that is outstanding on the Revolving Facility Maturity Date shall terminate on the Revolving Facility Maturity Date. Each Trade Letter of Credit shall expire on the earlier of (x) 120 days after such Trade Letter of Credit’s date of issuance or renewal or extension or (y) the date five Business Days prior to the Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Lender’s Revolving Facility Credit Exposure at any time might exceed its Commitment at such time (in which case Section 2.11(d) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, in the same Alternate Currency) not later than 4:30 p.m., Local Time, on the Business Day after the Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to Base Rate Loans; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Base Rate Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of a Base Rate Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or any unauthorized instruction or request made to an Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, transfer, sale, delivery, surrender or endorsement of any Letter of Credit or any draft or other document presented thereunder or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence hereof, or any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit, or any third party seeking to be reimbursed, indemnified or compensated or seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or other electronic transmission) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or if the Revolving L/C Exposure is otherwise required to be cash collateralized pursuant to this Agreement, on the Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after no Event of Default is continuing.

(k) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrower pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Administrative Agent in the Collateral under the Security Documents may be terminated in accordance with Section 7.15 of the Collateral Agreement and replaced with cash collateral, in an amount in Dollars equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the Revolving L/C Exposure with respect to each such Continuing Letter of Credit as of such date plus any accrued and unpaid interest thereon, which shall be deposited in an account with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the Initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes and shall have a Letter of Credit Commitment in the amount set forth in such counterpart.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent. Each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall submit to the Administrative Agent on the first Business Day of each week a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing request; provided that Base Rate Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to 12:30 p.m., Local Time, on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Revolving Facility Lenders (including by means of Swingline Loans to the Borrower). In such event, the applicable Revolving Facility Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent not later than 3:00 p.m., Local Time, for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Revolving Facility Lender not later than 5:00 p.m., Local Time, on the Business Day that is one Business Day prior to the date such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each such Revolving Facility Lender the net amount owing to such Revolving Facility Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Revolving Facility Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Revolving Facility Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit G and signed by the Borrower.

(c) Each written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent may, and at the written request (including a request through electronic means) of the Required Lenders, shall, upon notice to the Borrower, so long as an Event of Default is continuing, provide that (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the Line Cap.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Facility Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan, Protective Advance and Overadvance to the Borrower on the Revolving Facility Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10 Repayment of Revolving Facility Loans.

(a) To the extent not previously paid, all outstanding Loans shall be due and payable on the earlier of (i) the Revolving Facility Maturity Date and (ii) the date of the acceleration of the Loans and the termination of the Revolving Facility Commitments in accordance with this Agreement.

(b) Prior to any repayment of any Revolving Facility Loans, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy or pdf) of such selection not later than 5:00 p.m., Local Time, (i) in the case of a Base Rate Borrowing, on the Business Day prior to the scheduled date of such repayment, and (ii) in the case of a LIBOR Rate Borrowing, three Business Days before the scheduled date of such repayment. In the case of prepayments under Section 2.11(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of LIBOR Rate Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(b), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Revolving Facility, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Subject to Sections 2.01(c) and (d), in the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap, then the Borrower shall promptly, but in any event, within one Business Day, prepay outstanding Revolving Facility Loans and/or cash collateralize Letters of Credit in accordance with Section 2.05(j) in an aggregate amount equal to such excess.

(c) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(d) If as a result of changes in currency exchange rates, on any Revaluation Date, the Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit exceeds $60.0 million, the Borrower shall at the request of the Administrative Agent, within 5 Business Days of such Revaluation Date deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day of each calendar month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (the “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding month (or other period commencing with the Amendment Two Effective Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Lender shall be terminated) at a rate per annum equal to 0.25%. The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall continue to accrue on the Amendment Two Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day of each month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Revolving Facility Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding month (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated) at the rate per annum equal to the Applicable Margin for LIBOR Rate Revolving Facility Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the first day of each month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay the agency fees to the Administrative Agent, for its own account (the “Administrative Agent Fees”), in each case set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(d) The Borrower agrees to pay to each Revolving Facility Lender, through the Administrative Agent, on the Amendment Two Effective Date, an upfront fee (the “Upfront Fee”) in the amount specified in the Fee Letter.

(e) The Borrower agrees to pay the other fees set forth in the Fee Letter, in the amounts and at the times specified therein.

(f) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Rate Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any Loans, Fees or any other amount payable by the Borrower hereunder (including unreimbursed amounts on account of drawn Letters of Credit) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loans, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.13; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto a Base Rate Borrowing, and (ii) if any request for a Borrowing requests a LIBOR Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender, Issuing Bank or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s method of allocating such costs is fair and reasonable. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes imposed on payments on the Loans, which shall instead be governed by Section 2.17.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Rate Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay any Other Taxes.

(c) Each Loan Party shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) together with a certificate (substantially in the form of Exhibit M, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), (B) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 10.04 or a Lender pursuant to Section 10.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 9.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an Internal Revenue Service Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-l(b)(2)(iv) of the United States Treasury Department Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) [Reserved].

(h) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set Offs; Loan Account. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 4:30 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations in cash then due from the Borrower hereunder or (ii) at any time that an Availability Triggering Event shall have occurred and be continuing and proceeds of Collateral are received by the Administrative Agent, such funds shall be applied: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrower under the Loan Documents; second, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements, Protective Advances and Overadvances; third, ratably to pay principal of unreimbursed L/C Disbursements, Protective Advances and Overadvances; fourth, ratably, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower under the Loan Documents; fifth, ratably, to pay interest due and payable in respect of any Revolving Facility Loans; sixth, ratably, to pay principal of Revolving Facility Loans (other than Protective Advances and Overadvances) then due from the Borrower hereunder and any Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any Pari Passu Secured Bank Product Obligations, if not then due); seventh, ratably, to cash collateralize Letters of Credit in accordance with the procedures set forth in Section 2.05(j); eighth, ratably, to the payment of any other Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any other Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations, if not then due); ninth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and tenth, to the Borrower or as the Borrower shall direct or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant other than to Holdings, the Borrower or any other Subsidiary of Holdings (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or (c), or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with all Revolving Facility Loans (including Protective Advances and Swingline Loans) made by the Administrative Agent, the Swingline Lender or the Lenders to the Borrower or for the Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for the Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses. In accordance with clause (g) below, the Loan Account will be credited with all payments received by the Administrative Agent from the Borrower or for the Borrower’s account. The Administrative Agent shall make available to the Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Facility Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lenders unless, within 30 days after the Administrative Agent first makes such a statement available to the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in such statement.

(g) The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrower, to charge to the Loan Account as and when due and payable, all interest and Fees, and if not paid within three (3) Business Days of the date of the Borrower’s receipt of written notice thereof, all costs, expenses and other amounts payable hereunder or under any of the other Loan Documents or any Secured Cash Management Agreement or

Secured Hedging Agreement; provided that if such amounts are not paid when due and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the amount was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further that the three (3) Business Day period set forth above shall not be applicable, and the Administrative Agent shall be entitled to immediately charge to the Loan Account upon such amounts becoming due and payable, at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses or other amounts payable hereunder or under any other Loan Document or under any Secured Cash Management Agreement or Secured Hedging Agreement) charged to the Loan Account shall thereupon constitute Revolving Facility Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Facility Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Commitment, Revolving Facility Loan or Other Revolving Loan, the Swingline Lender and each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or if such amendment or waiver by its terms requires the consent of the Super Majority Lenders, the Super Majority Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming (by notice to such Non-Consenting Lender) such Non-Consenting Lender to have assigned its Loan, and its Commitments hereunder, to one or more assignees that have consented to such assignment and that are reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.19(c) and the Administrative Agent agrees to effect such assignment; provided that, if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Amendment Two Effective Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBOR Rate Borrowings of such Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Revolving Facility Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, and prior to the Revolving Facility Maturity Date, request that the Incremental Amount be provided by one or more Incremental Revolving Facility Lenders (which may include any existing Lender provided that no existing Lender shall be required to provide any Incremental Revolving Facility Commitments) willing to provide such Incremental Revolving Facility Commitments in their own discretion; provided that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in a minimum amount of $15.0 million and in minimum increments of $5.0 million in excess thereof or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments of the same Class as the existing Revolving Facility Commitments or commitments to make revolving loans on a first-in, last-out basis, with pricing terms, final maturity date, upfront or similar fees and/or participation in prepayments different from the other Classes of Revolving Facility Loans (“Other Revolving Loans”).

(b) The Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Facility Commitments; provided that (i) such Incremental Revolving Facility Commitments and the Incremental Revolving Loans in respect thereof, if not consisting of Other Revolving Loans and commitments with respect thereto, shall have the same terms as the initial Class of Revolving Facility Loans, except that any commitment, arrangement, upfront or similar fees or funding discount applicable to such Incremental Revolving Facility Commitments and the Incremental Revolving Loans in respect thereof shall be on the terms agreed between the Borrower and the Incremental Revolving Facility Lenders providing such Incremental Revolving Facility Commitments, (ii) the Other Revolving Loans shall have the same guarantees as the other Classes of Revolving Facility Loans and, except as to pricing, final maturity date, participation in prepayments and/or any commitment, arrangement, upfront or similar fees or funding discount, shall have the same terms as the initial Class of Revolving Facility Loans, and (iii) the final maturity date of any Other Revolving Loans shall be no earlier than the latest Revolving Facility Maturity Date then in effect. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement in accordance with its terms, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby, notwithstanding anything to the contrary set forth in Section 10.08. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, both before and after such effectiveness, (x) there is no Default or Event of Default and (y) the Borrower shall be in Pro Forma Compliance, (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and containing calculations in reasonable detail demonstrating compliance with the requirement contained in preceding subclause (i)(y), and (iii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date and such additional customary documents and filings (including amendments to the Security Documents) as the Administrative Agent may reasonably require to assure that the Revolving Facility Loans and/or Other Revolving Loans in respect of the Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Revolving Facility Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of LIBOR Rate Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to such Defaulting Lender); and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to cash collateralize such Defaulting Lender’s Revolving Facility Percentage of the outstanding Letters of Credit issued by such Issuing Bank other than any Letter of Credit (or portion thereof) as to which such Defaulting Lender’s participation obligation has been cash collateralized by pledging and depositing with or delivering to the Administrative Agent, for the benefit of the Issuing Banks and the non-Defaulting Lenders, as collateral for the Obligations in respect of Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Lenders), (iv) fourth, as the Borrower may request, to the funding of any Revolving Facility Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, held in such account as cash collateral and released, pro rata, in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Facility Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and the Swingline Lender’s potential future fronting exposure with respect to such Defaulting Lender with respect to potential future Letters of Credit issued or Swingline Loans made under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Revolving Facility Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and that were made at a time when the conditions set forth in Section 4.01 were satisfied, such payment shall be applied solely to prepay the Revolving Facility Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Facility Loans of any Defaulting Lender.

(c) In the event that the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be in accordance with its Revolving Facility Percentage, as applicable.

Section 2.23 Extended Revolving Facility Commitments. (a) The Borrower may at any time and from time to time request that all or any portion of the Revolving Facility Commitments under any Facility (an “Existing Revolving Facility”) be converted to extend the scheduled maturity date(s) and/or termination date(s) of any payment of principal with respect to all or a portion of the loans or commitments in respect of such Existing Revolving Facility (any such Revolving Facility which has been so converted, an “Extended Revolving Facility”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Facility, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Facility to be established which shall be substantially identical to the Existing Revolving Facility which is being converted except that:

(i) all or any of the scheduled payments of principal (including the maturity date) and/or termination dates of the Extended Revolving Facility may be delayed to later dates than the scheduled payments of principal (including the maturity date) and/or termination dates of such Existing Revolving Facility to the extent provided in the applicable Extension Amendment;

(ii) the interest margins and commitment fees with respect to the Extended Revolving Facility may be different than the interest margins and commitment fees for the Existing Revolving Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity or termination date of the Revolving Facility Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Revolving Facility; and

(iv) no commitments in respect of such Extended Revolving Facility may be optionally reduced or terminated prior to the date on which the commitments under the Existing Revolving Facility from which they were converted are terminated unless such optional reduction or termination is accompanied by a pro rata optional reduction of the commitments under such Existing Revolving Facility.

(b) Any Extended Revolving Facility converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Revolving Facility Commitments for all purposes of this Agreement; provided that any Extended Revolving Facility converted from an Existing Revolving Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolving Facility.

(c) The Borrower shall provide the applicable Extension Request at least ten days prior to the date on which Lenders under the Existing Revolving Facility are requested to respond (or such shorter period as the Administrative Agent may agree in its sole discretion). No Lender shall have any obligation to agree to have any of its Loans and commitments of any Existing Revolving Facility converted into an Extended Revolving Facility pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and commitments under the Existing Revolving Facility subject to such Extension Request converted into an Extended Revolving Facility, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and commitments under the Existing Revolving Facility which it has elected to request be converted into an Extended Revolving Facility. Any Lender that does not so notify the Administrative Agent on or prior to the date specified in such Extension Request shall be deemed to have elected not to convert its Loans and commitments under the Existing Revolving Facility into an Extended Revolving Facility pursuant to such Extension Request. In the event that the aggregate amount of commitments under an Existing Revolving Facility subject to Extension Elections exceeds the amount of commitments under an Extended Revolving Facility requested pursuant to the Extension Request, commitments subject to Extension Elections shall be converted to commitments under an Extended Revolving Facility on a pro rata basis based on the amount of commitments included in each such Extension Election.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Extension Requests (subject to applicable proration in the case of overparticipation) (including the extension of any Extended Revolving Facility); and (iii) any Extended Revolving Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e) Extended Revolving Facilities shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Revolving Facility thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each of the parties hereto hereby agrees that, upon the effectiveness of any Extension Amendment in accordance with its terms, (i) this Agreement shall be deemed amended as set forth therein, notwithstanding anything to the contrary set forth in Section 10.08(b), and (ii) such Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. All Extended Revolving Facilities and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Agreement and in connection with any Extension Amendment, notwithstanding anything to the contrary set forth in Section 10.08 of this Agreement, the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Revolving Facility Commitments are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date, on the Amendment One Effective Date, on the date of the Assumption and Reaffirmation Agreement, on the Amendment Two Effective Date and on the date of each Credit Event, as provided in Section 4.01, the Borrower represents and warrants to each of the Agents and the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower, the other Loan Parties and each of the Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of any foreign jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction wherever necessary to carry out its business and operations, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, equityholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) do not and will not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of Holdings, the Borrower or any such Subsidiary Loan Party, (C) any applicable order, judgment or decree of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than subclause (B) thereof) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the Subsidiary Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the creation, perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) the filing of Uniform Commercial Code financing statements, (b) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect, (c) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (d) equivalent foreign filings to those listed in clauses (a) through (c) above.

Section 3.05 Financial Statements. (a) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Verso Corporation and its consolidated subsidiaries for the fiscal quarter ended September 30, 2018, and (b) the audited consolidated balance sheets and statements of income, stockholders’ equity, and cash flow of

Verso Corporation and its consolidated subsidiaries for the fiscal year ended December 31, 2017, in each case have been prepared in accordance with GAAP, reported on by and accompanied by a report from Deloitte & Touche LLP and furnished to the Administrative Agent, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of operations and cash flows of the Borrower and its consolidated subsidiaries for the period then ended.

Section 3.06 No Material Adverse Effect. Since December 31, 2017, there has been no event, condition or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties. Each of Holdings, the Borrower and the Subsidiaries has valid record and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has good title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Amendment Two Effective Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Amendment Two Effective Date, except as set forth on Schedule 3.08(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, and there are no Equity Interests of Holdings, the Borrower or any of the Subsidiaries outstanding which upon conversion or exchange would require, the issuance to any Person other than a Loan Party by Holdings, the Borrower or any of the Subsidiaries of any additional Equity Interests of Holdings, the Borrower or any of the Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of Holdings, the Borrower or any of the Subsidiaries.

Section 3.09 Litigation; Compliance with Laws. (a) There are no unstayed Adverse Proceedings now pending, or, to the knowledge of Holdings or any other Loan Party, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that challenge the validity or enforceability of any of the Loan Documents.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any compliance with Environmental Laws, which is subject to Section 3.16), or is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, in any such case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries and (ii) to pay the Transaction Expenses.

Section 3.13 Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other Tax returns required to have been filed by it, and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all federal, state and other Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing or otherwise to the knowledge of any Loan Party with respect to any Taxes, other than claims which are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) provided in writing by any Loan Party or any of the subsidiaries or any of their respective representatives, in respect of any Loan Party or any of the subsidiaries, the Transactions or any other transactions contemplated hereby and made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders or such Agent, as applicable, and did not, taken as a whole, contain any untrue statement of a material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and any estimates and information of a general economic nature prepared by, and provided in writing by, any Loan Party or any of its representatives, and that have been made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates), (i) as of the date such Projections and estimates were furnished to the Lenders or Agent, as applicable, and (ii) in the case of the Projections, as of the Amendment Two Effective Date. As of the Amendment Two Effective Date, the Projections have not been modified in any material respect by any of the Loan Parties.

(c) As of the Amendment Two Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of the subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(b) Each of Holdings, the Borrower and the subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.16 and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Environmental Claim has been received by any Loan Party or any of the Subsidiaries, or, to the knowledge of Holdings or any other Loan Party, threatened against any Loan Party or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Loan Party’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Loan Parties or Subsidiaries, (ii) each of the Loan Parties and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and for the last three years has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to each Loan Party’s knowledge, no Hazardous Material is located or has been Released at, on or under any property currently owned, operated or leased by any of the Loan Parties or Subsidiaries in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any of the Loan Parties or Subsidiaries and transported to or Released at any location in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which any of the Loan Parties or Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws (including any Environmental Claims), which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17 Security Documents.The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Collateral Agreement, when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except for Permitted Liens).

Section 3.18 [Reserved].

Section 3.19 Solvency. (a)(i) The fair value of the assets of Holdings and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted.

(b) Neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness, or the Indebtedness of any such subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, labor disputes, slowdowns, work stoppages or similar actions or grievances pending or threatened against any Loan Party or any of its Subsidiaries; (b) the hours worked and payments made to employees of each Loan Party or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements and none of the Loan Parties or any of their respective Subsidiaries is engaged in any unfair labor practice; (c) there is no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries, or to the knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or to the knowledge of any Loan Party, threatened against any of them; (d) to the knowledge of each Loan Party, after due inquiry, no union representation question exists with respect to the employees of any Loan Party or any of its Subsidiaries and, to the knowledge of each Loan Party, no union organization activity is taking place; (e) none of the Loan Parties or any of their respective Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains due and owing under applicable law; and (f) all payments due from any Loan Party or any of its Subsidiaries or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Amendment Two Effective Date. As of the Amendment Two Effective Date, all premiums in respect of such insurance, to the extent due, have been paid. The insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries is in full force and effect in all material respects in accordance with its terms and complies with the requirements set forth in Section 5.02.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party or other contractual obligation by which it is bound (other than an agreement or other contractual obligations evidencing or governing any Indebtedness), in each case, which default would reasonably be expected to have a Material Adverse Effect.

Section 3.23 Intellectual Property; Licenses; Etc. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of the Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade names, copyrights, mask works, domain names, applications and registrations for any of the foregoing, technology, trade secrets, proprietary information, software, know-how, processes and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person; (b) to the knowledge of each Loan Party and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person; and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Loan Party, threatened.

Section 3.24 Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness (if any) of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any person (including any Lender, Cash Management Bank, Hedge Bank or other individual or entity participating in any transaction).

Section 3.26 Foreign Corrupt Practices Act. No Loan Party or any of the subsidiaries, nor, to the knowledge of any Loan Party or any subsidiary, any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which any Loan Party or any of the subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE 4

CONDITIONS

Section 4.01 All Credit Events. The obligations of (i) the Lenders (including the Swingline Lender) to make Loans and (ii) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except to the extent such representation and warranty is qualified by materiality or material adverse effect, in which instance such representation and warranty shall be true and correct in all respects as of the applicable dates above.

(c) At the time of, and immediately after, such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) After giving effect to such Borrowing or such issuance of a Letter of Credit, the aggregate Revolving Facility Credit Exposure shall not exceed the lesser of (i) the Revolving Facility Commitments minus any Line Reserves, and (ii) the Borrowing Base in effect at such time; provided, however, that for the purposes of this calculation, the Revolving Facility Commitments and the Borrowing Base, as applicable, shall be adjusted downward to account for (A) any Reserve that the Administrative Agent has, in its Permitted Discretion, decided to establish against the Revolving Facility Commitments or the Borrowing Base, as applicable, during the pendency of the three-Business-Day notice period prior to such Reserve taking effect and (B) any Account ceasing to be an Eligible Account or any Inventory ceasing to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the last paragraph of the definition of “Eligible Account” or “Eligible Inventory,” as applicable, during the pendency of the three-Business-Day notice period prior to such exclusion taking effect.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in clauses (b), (c) and (d) of this Section 4.01.

Section 4.02 Conditions to Amendment Two Effective Date. The effectiveness of this Agreement, as amended pursuant to Amendment Two, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the conditions set forth in Section 3 of Amendment Two.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more of its Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution; except that Subsidiary Loan Parties may not be liquidated into Subsidiaries of Holdings that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business.

(c) At all times maintain and preserve all material property used in the conduct of its business and keep such property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company, (i) insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (ii) all insurance required pursuant to the Security Documents. The Loan Parties will furnish to the Administrative Agent and the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. If the Loan Parties fail to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the expense of the Loan Parties and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the financial strength of the insurance companies, the adequacy of the coverage or the collection of claims.

(b) All property insurance policies covering the Collateral are to name the Administrative Agent as lender’s loss payee for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. The general liability insurance policy is to name the Administrative Agent an additional insured. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with, in the case of certificates of property insurance, loss payable endorsements (but only in respect of Collateral) in favor of the Administrative Agent and, in the case of certificates of general liability insurance, additional insured endorsements in favor of the Administrative Agent, and shall provide for not less than thirty (30) days’ (ten (10) days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.

(c) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all receipts, releases or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d) The Loan Parties will (i) furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) subject to clause (c) above, ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents to the extent applicable.

Section 5.03 Taxes and Claims. Pay and discharge promptly when due all federal, state and other material Taxes, imposed upon it or upon its income or profits or in respect of its property, before any penalty or fine accrues thereon, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Verso Corporation, Holdings or any of their respective Subsidiaries).

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (and the Administrative Agent will promptly furnish such information to the Lenders):

(a) Within 90 days (or such longer time period as specified in the SEC’s rules and regulations for the filing of annual reports on Form 10-K) after the end of each fiscal year of the Borrower, a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis, as of the close of such fiscal year and the results of their operations on an Adjusted Consolidated Basis during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall be unqualified as to the scope of audit or as to the status of any Loan Party or, as applicable, any Parent Entity as a “going concern”) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis in accordance with GAAP, accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of the Borrower and the other Subsidiaries of Holdings (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower, Holdings or any Parent Entity shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a balance sheet and related statements of operations and cash flows showing, on an Adjusted Consolidated Basis, the financial position of the Borrower and the other Subsidiaries of Holdings as of the close of such fiscal quarter and the results of their operations on an Adjusted Consolidated Basis during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of the Borrower and the other Subsidiaries of Holdings (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower, Holdings or any Parent Entity shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) If an Availability Triggering Event has occurred and is continuing, within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month of each fiscal year of the Borrower, a balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis, as of the close of such fiscal month and the results of their operations on an Adjusted Consolidated Basis during such fiscal month and which balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(d) Concurrently with any delivery of financial statements under Section 5.04(a), (b) and (c) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit K, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) if the EBITDA attributable to Unrestricted Subsidiaries exceeds $5.0 million in the aggregate, attaching a reconciliation schedule in reasonable detail showing (A) EBITDA attributable to Unrestricted Subsidiaries and (B) any adjustments to the financial information provided in the financial statements delivered concurrently with such certificate necessary to make the computations with respect to Section 6.10, (iii) setting forth computations in reasonable detail with respect to Section 6.10, whether or not a Covenant Triggering Event has occurred and is continuing, and demonstrating the calculation of Excess Availability as of the end of the period covered by such financial statements or fiscal month, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (v) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower, any of the Subsidiaries or any Parent Entity with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 5.04(e) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or available on the SEC’s EDGAR service (or any successor thereto);

(f) Within 90 days after the beginning of each fiscal year of the Borrower, a reasonably detailed annual budget (prepared on a quarterly basis), on an Adjusted Consolidated Basis, for such fiscal year (including a projected balance sheet of the Borrower and the other Subsidiaries of Holdings as of the end of the following fiscal year, and the related statements of projected cash flow and projected income on an Adjusted Consolidated Basis), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower substantially in the form of Exhibit L to the effect that, the Budget has been prepared in good faith based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) Promptly, from time to time, such other information regarding the operations, business affairs, assets and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as the Administrative Agent may reasonably request (in each case, for itself or on behalf of any Lender);

(h) On or before the date set forth therein with respect thereto, the information and reports specified on Schedule 5.04(h);

(i) On or before the fifteenth Business Day of each month, a Borrowing Base Certificate from the Borrower substantially in the form of Exhibit D as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Triggering Event, the Borrower shall execute and deliver to the Administrative Agent Borrowing Base Certificates weekly on or before the fifth Business Day following the end of the week. In the event that an Availability Triggering Event has occurred, the Borrower shall deliver Borrowing Base Certificates on a weekly basis for a minimum of four weeks, regardless of whether an Availability Triggering Event is continuing during such period. The Borrower may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04(i), but only if the Borrower continues to deliver Borrowing Base Certificates at the same increased frequency for four weeks. The Administrative Agent, the Lenders and the Borrower hereby acknowledge that (i) information with respect to any Eligible Accounts or Eligible Inventory included in any Borrowing Base Certificate delivered by the Borrower as of any day other than the last day of a month may include the Borrower’s good faith estimates of such items, and (ii) the Administrative Agent may, in its Permitted Discretion, establish a reserve in respect of any estimated amounts included in such calculation;

(j) Within 90 days after the beginning of each fiscal year, or as the Administrative Agent may request (but not more than once in any fiscal year unless an Availability Triggering Event has occurred and is continuing), an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (j), Section 4.02 or Section 5.10(e); and

(k) At the time of consummation of any Asset Sale in a single transaction or series of related transactions consisting of Collateral having a value in excess of $25.0 million (other than in the ordinary course of business), an updated Borrowing Base Certificate reflecting such Asset Sale.

In the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at the level of Holdings or such Parent Entity in a manner consistent with that described in paragraphs (a), (b) and (c) of this Section 5.04 for the Borrower and the other Subsidiaries of Holdings will satisfy the requirements of such paragraphs; provided that, in the event that (i) the Borrower delivers financial statements of Holdings or any Parent Entity and (ii)

more than 10% of the total assets of Holdings or such Parent Entity and its consolidated subsidiaries as set forth in such financial statements are held by subsidiaries of such person that are not Loan Parties, then the Borrower shall provide consolidating schedules with respect to such financial statements at the time such financial statements are delivered pursuant to paragraphs (a), (b) and (c) of this Section 5.04.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of any Loan Party obtains actual knowledge thereof:

(a) any condition or event that constitutes a Default or an Event of Default;

(b) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and

(e) except for matters that would not be reasonably expected to result in a liability, obligation or the incurrence of costs exceeding $7.5 million individually or $15.0 million in the aggregate: (i) the receipt of any Environmental Claim (or written notice that such Environmental Claim may be forthcoming) asserted against or otherwise affecting any of the Loan Parties or subsidiaries or (ii) any violation of Environmental Laws.

In connection with any notice delivered pursuant to this Section 5.05, (i) the Borrower shall also deliver a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given (if applicable) and the nature of such claimed Event of Default, Default, event or condition, as applicable, and what action Borrower and other applicable Loan Parties have taken, are taking and propose to take with respect thereto and (ii) upon reasonable request by any Agent or Lender, the Borrower shall promptly provide such other information as may be reasonably available to any Loan Party to enable the Administrative Agent and Lenders and their counsel to evaluate such matters.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09. Each Loan Party will, and will cause each of its Subsidiaries to comply (i) with all applicable Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals; Collateral Audits. (a) Maintain all financial records in accordance with GAAP and, upon five Business Days’ notice (or, if an Availability Triggering Event has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent to visit, audit and inspect (including for environmental matters) any of the properties of Holdings, the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrower and the other Subsidiaries of Holdings as often as may be reasonably requested, in each case at the expense of the Borrower. If an Availability Triggering Event has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Availability Triggering Event. The Administrative Agent shall not conduct more than one Collateral Audit during any twelve-month period unless an Availability Triggering Event has occurred during such twelve-month period, in which case the Administrative Agent shall not conduct more than two Collateral Audits during any twelve-month period (not to exceed one Collateral Audit per any three-month period); provided that the Administrative Agent may conduct (i) Collateral Audits at any time that an Event of Default has occurred and is continuing or (ii) one additional Collateral Audit during any twelve-month period at the expense of the Agents and Lenders. With respect to Collateral Audits conducted at the expense of the Borrower, the Borrower shall pay to the Administrative Agent field examination fees and charges, as and when incurred or chargeable, as follows: (i) a charge not to exceed $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including coach fare travel, hotel and all other reasonable and documented out-of-pocket expenses) for the field examiners of the Administrative Agent in the field and in the office, for each Collateral Audit performed by personnel employed by the Administrative Agent, and (ii) the fees or charges paid or incurred by the Administrative Agent if it elects to employ the services of a third-party consultant to perform such Collateral Audits.

(b) The Borrower shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of the Borrower, in any twelve-month period, one appraisal or update thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Lenders (including for environmental matters); provided that if an Availability Triggering Event has occurred and is continuing, the Administrative Agent shall be entitled to receive up to two such appraisals in the aggregate in any twelve-month period (not to exceed one appraisal per any three-month period); provided, further, that (i) the foregoing limitations on the number of appraisals or updates thereof shall not apply if an Event of Default has occurred and is continuing and (ii) the Agents and Lenders may obtain one additional appraisal or update during any twelve-month period at the expense of the Agents and Lenders. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than twice per year) to direct the Administrative Agent to obtain additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Recovery Percentage and the calculation of the Borrowing Base hereunder. With respect to each appraisal provided pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent shall deliver to the Borrower a copy of an appraisal that the Administrative Agent deems to be final and the Borrower shall have ten (10) Business Days (or, if the initial draft of such appraisal was provided to the Borrower prior to its finalization, five (5) Business Days) to review and comment on the final appraisal, and (ii) any adjustments to the Borrowing Base as a result of such appraisal shall become effective upon the earlier of (A) the date on which the Borrower and the Administrative Agent agree upon such appraisal and (B) ten (10) Business Days (or, if the initial draft of such appraisal was provided to the Borrower prior to its finalization, five (5) Business Days) after the delivery of such appraisal pursuant to clause (i) of this sentence.

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries and (ii) to pay the Transaction Expenses; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to the Borrower’s knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to the Borrower’s knowledge after due care and inquiry, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying or operating their respective properties to comply, with all Environmental Laws applicable to their respective operations, occupancy, activities and properties; obtain and renew all authorizations and permits required pursuant to Environmental Law for their respective operations and properties and take all actions required by Environmental Laws to respond to any Releases of, or potential exposure to Hazardous Materials, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. Subject to Section 5.13:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) [Reserved].

(c) [Reserved].

(d) If any additional direct or indirect Wholly-Owned Subsidiary is formed or acquired after the Closing Date (including pursuant to a Division/Series Transaction) (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary that is not an Unrestricted Subsidiary or a FSHCO (other than, at the Borrower’s option, Immaterial Subsidiaries), within ten Business Days after the date such Wholly-Owned Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (f) below.

(e) (i) Furnish to the Administrative Agent at least ten (10) days prior written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s organizational identification number; provided that none of the Loan Parties shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) The Collateral and Guarantee Requirement, and the other provisions of this Section 5.10, need not be satisfied with respect to any of the following (collectively, the “Excluded Assets”): (i) [reserved], (ii) [reserved], (iii) pledges and security interests to the extent prohibited by applicable law, rule, regulation or contractual obligation with an unaffiliated third party (in each case, so long as such contractual obligation was not entered into in contemplation of the acquisition thereof and except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code or other applicable law), (iv) [reserved], (v) any assets, to the extent a security interest in such assets would reasonably be expected to result in a material adverse tax consequence as determined in good faith by the

Borrower, (vi) any lease, license, contract or other agreement to the extent that a grant of a security interest therein would violate, result in a breach of the terms or abandonment or unenforceability of, constitute a default under or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, and (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law; provided that (A) upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (iii) above, and (B) the foregoing exclusions of clause (iii), (vi), or (viii) above shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is terminated or rendered unenforceable or ineffective as a result of applicable law, (2) to apply to the extent that any consent or waiver has been obtained that would permit the Administrative Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, license agreement, other agreement or other property or asset or (3) to limit, impair, or otherwise affect any of the Administrative Agent’s any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (x) monies due or to become due under or in connection with any assets referred to in such clauses, or (y) any monies, consideration and proceeds from the sale, license, lease, assignment, transfer or other disposition of any assets referred to in such clauses. In addition, the Collateral and Guarantee Requirement and the other provisions of the Loan Documents shall not require any account control agreements or lockbox arrangements or the taking of any other actions to perfect by control any security interest in any deposit accounts, securities accounts or commodities accounts except as provided in Section 5.11.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of creating or perfecting security interests in or the obtaining of legal opinions with respect to particular assets (including extensions beyond the Amendment Two Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts. (a) Subject to Sections 5.11(j) and (k), each Loan Party shall enter into a customary blocked account agreement, in form reasonably satisfactory to the Administrative Agent (each, a “Blocked Account Agreement”), with the Administrative Agent and any person with which such Loan Party maintains any deposit account or securities account (each such account of a Loan Party subject to a Blocked Account Agreement, a “Blocked Account”), covering each such account maintained with such person.

(b) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Availability Triggering Event, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire available balance of each Blocked Account net of any minimum balance (not to exceed $50,000 per account) required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent (the “Dominion Account”).

(c) All collected amounts received in the Dominion Account shall be distributed and applied on a daily basis by the Administrative Agent in the order specified in Section 2.18(b) unless the Administrative Agent is stayed or otherwise prohibited by applicable law or any bankruptcy proceeding from doing so.

(d) [Reserved].

(e) The Loan Parties may close Blocked Accounts (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) and/or open new accounts of the type described in clause (a) above, subject to the contemporaneous execution and delivery to the Administrative Agent of any Blocked Account Agreement required by the provisions of this Section 5.11 and otherwise reasonably satisfactory to the Administrative Agent.

(f) The Dominion Account shall at all times be under the sole dominion and control of the Administrative Agent.

(g) So long as no Availability Triggering Event has occurred and is continuing, the Loan Parties may direct the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) after this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Commitments have been terminated and the principal of and interest on each Loan, all Fees, Obligations and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, or (y) when no Availability Triggering Event is continuing, shall be remitted to the Loan Parties as the Borrower may direct.

(i) If the Account Debtor in respect of any Eligible Account makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall direct the Account Debtor to make such payment to a Blocked Account. If any funds are received by any Loan Party from any Account Debtor in respect of any Eligible Account in an account that is not a Blocked Account, such Loan Party shall cause such funds to be deposited into a Blocked Account as soon as reasonably practicable, and in any event within two Business Days of the receipt thereof.

(j) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (i) any disbursement or payroll accounts of Holdings, the Borrower or any Subsidiary to the extent such accounts are not used for the purposes described in clause (a) above, (ii) any account which is not used as a primary concentration account or for collection of proceeds of Eligible Accounts or for the direct collection of such proceeds and (iii) any other accounts other than accounts of the type described in clause (a) above (including, without limitation, deposit accounts) with an individual average monthly balance of less than $1.0 million (provided that all such accounts included in this clause (iii) shall have an average monthly balance in the aggregate of no more than $5.0 million).

Section 5.12 Lender Calls. The Borrower shall arrange for, once per fiscal year following the delivery of the financial statements under Section 5.04(a), upon reasonable prior notice (unless waived by the Administrative Agent), a conference call discussing and analyzing the financial condition and results of operations of each of the Loan Parties for the prior fiscal year.

Section 5.13 Post-Closing Matters. Perform the obligations set forth in Schedule I to Amendment Two, as and when set forth therein.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Amendment Two Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements permitted by Section 6.11;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of (i) any Subsidiary Loan Party to the Borrower or any other Subsidiary, (ii) the Borrower to any Subsidiary Loan Party or (iii) any Subsidiary other than a Subsidiary Loan Party to the Borrower or any other Subsidiary; provided that (A) Indebtedness pursuant to clauses (i) and (ii) of this Section 6.01(e) shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and (B) Indebtedness pursuant to clause (iii) of this Section 6.01(e) shall be subject to Section 6.04(a);

(f) Indebtedness (including obligations in respect of letters of credit, in an amount not to exceed, in the aggregate with the Indebtedness under Section 6.01(m)(A) and Section 6.01(v) below, $25.0 million outstanding at any time) in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including (x) those incurred to secure health, safety and environmental obligations in the ordinary course of business, so long as the underlying obligations with respect to any of the foregoing are not Indebtedness for borrowed money and (y) those intended to secure a Guarantee permitted under Section 6.01(v);

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or obligations under Cash Management Agreements, in each case in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower or other applicable Loan Party or Subsidiary of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date, and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger or consolidation or amalgamation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger or consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower and the other Subsidiaries of Holdings shall be in Pro Forma Compliance;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of any property (real or personal and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance the acquisition, lease or improvement of such property, and any

Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed $150.0 million; provided, any such Indebtedness (i) shall be secured only by the property acquired or improved (and any related property and assets subject to a common financing program of the type permitted under this Section 6.01(i)) in connection with the incurrence of such Indebtedness and proceeds, improvements and replacements thereof, (ii) shall not be secured by a Lien on Collateral and (iii) shall constitute not more than 100% of the aggregate consideration paid with respect to such property or improvement (and any related property subject to a common financing program of the type permitted under this Section 6.01(i));

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other unsecured or junior Lien Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $150.0 million;

(l) Guarantees (i) by Holdings, the Borrower or any Subsidiary Loan Party of any Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party permitted to be incurred under this Section 6.01, (ii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party and (iii) of Indebtedness otherwise permitted hereunder of Subsidiaries that are not Loan Parties to the extent permitted by Section 6.04 (other than Section 6.04(s)); provided that Guarantees by any Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(m) Indebtedness in respect of (A) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, in an amount not to exceed, in the aggregate with the letters of credit permitted under Section 6.01(f) above and guarantees permitted under Section 6.01(v) below, $25.0 million outstanding at any time, or (B) letters of credit issued in favor of the Swingline Lender or the Issuing Bank pursuant to arrangements designed to eliminate the Swingline Lender’s or Issuing Bank’s risk with respect to a Defaulting Lender’s participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.05(a) or Section 2.22, as applicable;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed $50.0 million outstanding at any time;

(q) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money, cash management services or any Hedging Agreements;

(r) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(s) (i) other Indebtedness so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (A) in the case of Indebtedness secured by Liens on assets other than Collateral, the Total Net Secured Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption, and (B) in the case of unsecured Indebtedness, the Total Net Leverage Ratio is not greater than 4.50 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption; provided that the incurrence of any Indebtedness pursuant to subclauses (A) and (B) of this clause (s) shall be subject to the last paragraph of this Section 6.01, and (ii) Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that, for the avoidance of doubt, in connection with any Indebtedness incurred pursuant to clause (i)(A) of this clause (s) and any Permitted Refinancing Indebtedness in respect thereof, the Borrower and the other Subsidiaries of Holdings may grant Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations, so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(t) [Reserved];

(u) [Reserved];

(v) Guarantees by the Borrower or any Subsidiary (including any Indebtedness in respect of letters of credit, bank guarantees or similar instruments to secure such Guarantees) in an amount not to exceed, in the aggregate with the Indebtedness under Section 6.01(f) and Section 6.01(m)(A) above, $25.0 million outstanding at any time in respect of obligations of Verso Corporation under any arrangement where Verso Corporation procures products or services used in the ordinary course of business of the Loan Parties, to the extent such products or services are procured solely for the benefit of the Loan Parties and are received directly by the applicable Loan Parties, and no compensation is paid to Verso Corporation other than amounts that are used to pay the acquisition cost of such products or services to the providers thereof; and

(w) all premiums (if any, including tender premiums), defeasance costs, interest (including post-petition interest but not, for the avoidance of doubt, accrued interest accreted to principal), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that, if such Indebtedness is permitted hereby and is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced, plus (ii) to the extent payment of the following is not prohibited by this Agreement, the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

With respect to any Indebtedness for borrowed money described in clauses (k), (s)(i) and (s)(ii), (A) the stated maturity date of such Indebtedness shall be no earlier than the latest Revolving Facility Maturity Date for each Class as in effect at the time such Indebtedness is incurred and (B) except in respect of any such Indebtedness incurred under any revolving credit facility, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of each Class of Revolving Facility Loans outstanding at the time such Indebtedness is incurred.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any rights, title or interest in any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary) whether now owned or existing or hereafter acquired or arising, or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Loan Parties and the Subsidiaries existing on the Amendment Two Effective Date and, in each case, set forth on Schedule 6.02(a) or, to the extent not listed on Schedule 6.02(a), where such Liens do not attach to Collateral and such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Amendment Two Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing Secured Hedging Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any other property or assets of the Borrower or such Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or to any Accounts or Inventory of any person that is or becomes a Loan Party), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (other than Liens for Taxes or Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits and other Liens securing liability to any person for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits made and other Liens granted, in each case, in the ordinary course of business to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, government contracts, agreements with utilities, and other obligations of a like nature (exclusive of obligations for the payment of borrowed money or, unless permitted by Section 6.01(f) or Section 6.01(v), other Indebtedness) incurred in the ordinary course of business, including (x) those incurred to secure health, safety and environmental obligations in the ordinary course of business and (y) those intended to secure Guarantees permitted under Section 6.01(v), to the extent the applicable guaranteed obligations, if incurred directly by the Borrower or the Subsidiary guaranteeing such obligations, would not be prohibited under this Agreement;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business (and not securing any Indebtedness) and title defects or irregularities that, in the case of each of the foregoing, are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts incurred in the ordinary course of business;

(i) Liens securing Indebtedness permitted by Section 6.01(i) and Section 6.01(j); provided that any such Lien shall only encumber the property acquired or improved in connection with the incurrence of such Indebtedness and proceeds, improvements and replacements thereof;

(j) [reserved];

(k) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $25.0 million, shall be discharged within 60 days of the creation thereof;

(l) [reserved];

(m) any interest or title of a lessor or sublessor under any leases or subleases (other than Capital Lease Obligations) entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are customary contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or Section 6.01(m) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted by the Borrower or any Subsidiary to others in the ordinary course of business, to the extent not otherwise prohibited by this Agreement and not interfering in any material respect with the business of the Borrower or such Subsidiary;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01(p);

(t) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(u) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(v) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(w) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(x) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(y) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(z) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable insurance policies;

(aa) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(bb) other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting Collateral securing obligations in an aggregate principal amount outstanding at any time not to exceed $40.0 million;

(cc) Liens on not more than $30.0 million of deposits securing Hedging Agreements;

(dd) Liens (including Liens on the Collateral) securing Indebtedness permitted by Section 6.01(s) (and Liens securing any Permitted Refinancing Indebtedness in respect of such Indebtedness and other “Obligations” (as defined in the documents governing any such Permitted Refinancing Indebtedness)), so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(ee) Liens on the Collateral that are junior in priority to the Liens created under the Loan Documents, so long as such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(ff) precautionary Liens on accounts receivable and related assets subject to sales or assignments permitted under Section 6.05(o).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ff) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ff), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person (other than the Borrower or a Subsidiary Loan Party) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease (or otherwise become or remain liable as lessee or as a guarantor or other surety with respect to any lease of) such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided that a Sale and Lease Back

Transaction shall be permitted if: (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date, such Sale and Lease Back Transaction is consummated within 180 days of the acquisition of such property, or (ii) by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed $150.0 million.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Subsidiary Loan Party immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) (i) Investments by any Loan Party or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by any Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Amendment Two Effective Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) intercompany loans made after the Amendment Two Effective Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Amendment Two Effective Date by the Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate outstanding amount at any time of $7.5 million and shall only be permitted so long as no Default or Event of Default is continuing or would result therefrom;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets to the extent permitted under Section 6.05;

(d) so long as no Default or Event of Default is continuing or would result therefrom, loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof) and (ii) in respect of payroll or relocation expenses in the ordinary course of business, consistent with past practices, not to exceed $5.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof);

(e) accounts receivable, security deposits and prepayments arising with customers and trade credit, in each case, arising or granted in the ordinary course of business, and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any security deposits, prepayments and other credits to suppliers, lessors or utilities made in the ordinary course of business;

(f) Hedging Agreements permitted pursuant to Section 6.11;

(g) Investments existing on the Amendment Two Effective Date and set forth on Schedule 6.04 and any extensions or renewals thereof to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the Amendment Two Effective Date;

(h) Investments resulting from pledges and deposits under Section 6.02;

(i) so long as no Default or Event of Default is continuing or would result therefrom, other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $15.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (i));

(j) Investments constituting Permitted Business Acquisitions;

(k) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(l);

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any Subsidiary as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation or amalgamation, in accordance with Section 6.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation or amalgamation;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business;

(o) so long as no Event of Default is continuing or would result therefrom, Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity;

(p) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(r) so long as no Default or Event of Default is continuing or would result therefrom, Investments in Unrestricted Subsidiaries or Subsidiaries that are not Loan Parties after giving effect to the applicable Investments in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) outstanding at any time not to exceed $5.0 million;

(s) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(t) advances in the form of a prepayment of expenses in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary, but excluding payments of such expenses that are otherwise prohibited by this Agreement;

(u) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons in the ordinary course of business;

(v) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(w) so long as no Default or Event of Default is continuing or would result therefrom, Investments in joint ventures not in excess of $5.0 million in the aggregate;

(x) (i) Investments by any Loan Party or any Subsidiary in the Equity Interests of CWPC; (ii) intercompany loans from the Borrower or any Subsidiary to CWPC; and (iii) Guarantees by any Loan Party of Indebtedness of CWPC; provided that the sum of the foregoing made after the Amendment Two Effective Date shall not exceed an aggregate outstanding amount at any time of $20.0 million and shall only be permitted so long as no Default or Event of Default is continuing or would result therefrom; and

(y) in addition to the foregoing Investments, the Borrower and the other Subsidiaries of Holdings may make additional Investments; provided that, at the time such Investment is made, the Payment Conditions are satisfied.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or change its jurisdiction of organization to a jurisdiction outside of the United States, or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets or property of any kind whatsoever

(whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or stock of any other person or any division, unit or business of any person, or consummate a Division/Series Transaction, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of raw materials and inventory (including, without limitation, work-in-process and finished goods inventory) in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary (including, a Subsidiary Loan Party) into (or with) the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Subsidiary (other than a Loan Party) if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to any Agent or the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or any Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.07, and shall not in the aggregate exceed, in any fiscal year of the Borrower, $10.0 million; provided that (i) with respect to any sale, transfer, lease or other disposition made under this clause (c), no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to any sale, transfer, lease or other disposition made under this clause (c), the aggregate Revolving Facility Credit Exposure shall not exceed the Line Cap;

(d) Sale and Lease Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, dividends permitted by Section 6.06 and Capital Expenditures;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided that (i) no Default or Event of Default exists or would result therefrom, and (ii) with respect to any such sale, transfer, lease, license or other disposition with gross proceeds (including noncash proceeds) in excess of $5.0 million, immediately after giving effect thereto, the Payment Conditions are satisfied;

(h) [Reserved];

(i) leases, licenses, or subleases or sublicenses of any real or personal property granted in the ordinary course of business, to the extent not otherwise prohibited by this Agreement;

(j) sales, leases or other dispositions of inventory of the Borrower and the other Subsidiaries of Holdings determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower and the other Subsidiaries of Holdings;

(k) any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value, and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Borrower, $150.0 million, (B) no Default or Event of Default exists or would result therefrom and (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower and the other Subsidiaries of Holdings shall be in Pro Forma Compliance;

(l) exchanges of assets between CWPC and one or more of the Borrower and any Subsidiary Loan Party through the division of land between respective mill, utility and hydroelectric assets for the owned Real Property located at Wisconsin Rapids, Wisconsin; provided that, unless otherwise agreed by the Administrative Agent (x) the aggregate fair market value of the Real Property or other assets being received by the applicable Loan Party is approximately equal to or greater than the fair market value of the assets being transferred by such Loan Party in such exchange, (y) the exchange of assets by the parties to the transaction is substantially simultaneous, and (z) the assets received by such Loan Party shall not be subject to any contractual obligation that limits the ability of such Loan Party to create, incur, assume or suffer to exist any Lien on such assets to secure the Loan Obligations (such transactions pursuant to this clause (l), collectively, the “Permitted Land Swaps”);

(m) Permitted Business Acquisitions (including any merger or consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that immediately following any such merger or consolidation or amalgamation, (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party, and (iii) involving a Subsidiary that is not a Subsidiary Loan Party, the surviving or resulting entity shall be a Wholly-Owned Subsidiary;

(n) sales or other dispositions of mills or other operational facilities, including through the sale of Equity Interests of any Subsidiary owning or operating any such mill or other operational facility; provided that (i) no Default or Event of Default exists or would result therefrom and (ii) no sale or other disposition shall be permitted by this paragraph (n) unless such sale or other disposition is for at least 75% cash consideration; provided that any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such sale or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (n) or pursuant to the last proviso to the last paragraph of this Section 6.05 that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash; and

(o) sales or assignments of (x) accounts receivable arising from sales of goods or services by a Loan Party to a customer and (y) related assets, in connection with which a commercial bank of national standing (acting in its own capacity or as agent on behalf of the customer) offers to purchase such accounts receivable on commercially reasonable terms from time to time in a manner that results in faster effective realization of such accounts receivable; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) neither the Borrower nor any Subsidiary shall have any obligation, contingent or otherwise, in connection with such sale, other than to deliver the accounts receivable and related assets sold in such transaction free and clear of any encumbrance, (iii) such sale is for cash and fair market value, (iv) the number of Account Debtors whose accounts receivable are at any time subject to such sales or assignments shall be limited to three (3), and while such Account Debtors’ accounts receivable are subject to such sales or assignments, no Accounts of such Account Debtors shall constitute Eligible Accounts, (v) accounts receivable subject to such sales or assignments must be capable of being fully segregated from other Accounts (including with respect to accounts receivable reporting, purchase orders, invoicing and payments) and (vi) in the event that all Accounts of an Account Debtor cease to be subject to such sales or assignments, such Accounts may become Eligible Accounts (subject to the terms and conditions applicable to Accounts generally) subject to the consent of the Administrative Agent not to be unreasonably withheld or delayed.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) except for any sale, transfer or disposition of all (but not a portion of) the Equity Interests of any Subsidiary in compliance with the provisions of Section 6.05 or a transaction permitted by Section 6.05(b), (c) or (n), no sale, transfer or other disposition of any Equity Interests of any Subsidiary shall be permitted by this Section 6.05, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or from Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties pursuant to paragraph (c) hereof and sales, transfers or other dispositions pursuant to paragraph (n) hereof) unless such disposition is for fair market value, and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (f) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (iii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $2.5 million (provided that such transactions do not involve assets with a fair market value of more than $15.0 million in the aggregate for all such transactions during the term of this Agreement); provided, further, that for purposes of clause (iii), any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in such sale, transfer or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause proviso or pursuant to paragraph (n) above that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent that any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary Loan Party, such Collateral (but not the proceeds thereof) shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions), or (ii) directly or indirectly redeem, purchase, retire, obtain the surrender of or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to, or repurchase its Equity Interests from, the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to Holdings (i) in respect of reasonable overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity (other than in respect of expenses of the type referred to in subclause (iv) below), (ii) in respect of fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity, whether or not consummated, in which the proceeds are (or are intended to be, in the event such transaction is not consummated) contributed to the Borrower or such Subsidiary, (iii) in respect of franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower or such Subsidiary, (iv) (x) with respect to each tax year or portion thereof ending after the Closing Date that the

Borrower or such Subsidiary qualifies as a Flow Through Entity, the Borrower or such Subsidiary may make Restricted Payments to the holders of Equity Interests of the Borrower or such Subsidiary (or to any direct or indirect parent of the Borrower or such Subsidiary or holders of Equity Interests in such parent), and (y) with respect to any tax year or portion thereof ending after the Closing Date that the Borrower or such Subsidiary does not qualify as a Flow Through Entity, the Borrower or such Subsidiary may make Restricted Payments to any direct or indirect parent company of the Borrower or such Subsidiary that files a consolidated U.S. federal, state or local income tax return that includes the Borrower or such Subsidiary and its Subsidiaries, in each case in an amount not to exceed the amount that the Borrower or such Subsidiary and its Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) payable on such returns in respect of such year if the Borrower or such Subsidiary and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Borrower or such Subsidiary to be a corporation and parent of a group if it is a Flow Through Entity), and (v) in respect of customary salary, bonus and other benefits, payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided that in the case of clauses (i), (iii) and (v), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (iii) and (v) that are allocable to the Borrower and the Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity);

(c) the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15.0 million;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) so long as no Default or Event of Default is continuing or would result therefrom, the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to Holdings so that Holdings or any Parent Entity may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an aggregate amount for the Borrower and such Subsidiaries equal to 4.0% of the market capitalization of Holdings at the time of such Restricted Payment per annum;

(g) so long as no Default or Event of Default is continuing or would result therefrom, the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to Holdings or any Parent Entity in an aggregate principal amount for the Borrower and such Subsidiaries that at the time of, and after giving effect to, the incurrence thereof, would not exceed $5.0 million;

(h) the Borrower or any other direct Subsidiary of Holdings may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, and (B) Holdings or such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary, or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(i) [Reserved];

(j) in addition to the foregoing Restricted Payments, the Borrower and the other Subsidiaries of Holdings may make additional Restricted Payments; provided that the Payment Conditions are satisfied at the time such Restricted Payment is made; and

(k) so long as Holdings substantially concurrently contributes the amount of any such dividend to the Borrower or any Subsidiary Loan Party, the Borrower or any other direct Subsidiary of Holdings may make dividends to Holdings for any purpose not expressly prohibited under this Agreement (provided, however, that any contributions made by Holdings under this Section 6.06(k) shall not be used to increase the amount available to make payments under Section 6.09(b)(i)(C)).

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise not prohibited by this Agreement, and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) transactions solely between or among any of the Borrower, any Subsidiary Loan Party (or any entity that becomes a Subsidiary Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary Loan Party is the surviving entity)) and, to the extent permitted by Section 7.01, Holdings;

(ii) [Reserved];

(iii) the payment of customary fees, reasonable out-of-pocket costs and customary indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in the ordinary course of business;

(iv) transactions, agreements and arrangements in existence on the Amendment Two Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Agents or the Lenders in any material respect;

(v) (A) any employment agreements entered into by The Borrower or any Subsidiary in the ordinary course of business, and (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, in any such case approved by the Board of Directors of the Borrower, and any reasonable and customary employment contract and transactions pursuant thereto;

(vi) Restricted Payments permitted under Section 6.06, including any such Restricted Payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04;

(vii) the issuance, sale or transfer of Equity Interests of the Borrower or any other direct Subsidiary of Holdings to Holdings and capital contributions by Holdings to the Borrower or any such Subsidiary;

(viii) payments by Holdings (or any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (iv) of Section 6.06(b);

(ix) payments of loans (or cancellations of loans) to employees that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law, and (C) otherwise permitted under this Agreement;

(x) transactions permitted by, and complying with, the provisions of Section 6.05;

(xi) Permitted Land Swaps;

(xii) any transaction (or series of related transactions) involving aggregate consideration of less than $2.5 million; and

(xiii) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Amendment Two Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc. (a) Amend or modify, or grant any waiver or release under or terminate in any manner, the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party, in any such case, if the effect thereof would be materially adverse to any Loan Party or the rights, interest or remedies of any Lender or the Administrative Agent.

(b)(i) Make, or agree or offer to pay or make, directly or indirectly, (x) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any other Indebtedness that is subordinated in right of payment to the Obligations or any Permitted Refinancing Indebtedness in respect of the foregoing or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), (y) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, or (z) any voluntary or optional prepayment of or in respect of principal on the loans under any other Indebtedness for borrowed money that is not Junior Financing (other than the Loans), except for (in each case unless prohibited by any applicable subordination agreement with respect to any Junior Financing): (A) Refinancings permitted by clauses (s) and (t) of Section 6.01, (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing or such Indebtedness for borrowed money, (C) payments or distributions in respect of all or any portion of the Junior Financing or such Indebtedness for borrowed money with the proceeds contributed to the Borrower by Holdings from the substantially contemporaneous issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any Parent Entity, (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower and the other Subsidiaries of Holdings would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings or such Indebtedness for borrowed money prior to their scheduled maturity made in an aggregate amount not to exceed $5.0 million in any fiscal year, (F) additional payments and distributions, so long as the Payment Conditions are satisfied at the time of making such payments or distributions; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Subsidiary Loan Party or any other Subsidiary to enter into any agreement or instrument that by its terms restricts the ability of any such Subsidiary to (i)(x) pay dividends or make distributions to the Borrower or any other Subsidiary that is a direct or indirect parent of such Subsidiary, or (y) make cash advances to the Borrower or any other Subsidiary that is a direct or indirect parent of such Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary Loan Party, (iii) transfer any of its property or assets to the Borrower, or (iv) grant Liens upon any of its properties or assets, whether now owned or hereafter acquired, and allow for the pledge of its Equity Interests to secure the Obligations, in each case with respect to clauses (i), (ii), (iii), and (iv) above, except for:

(A) restrictions set forth in any Loan Document;

(B) (i) restrictions imposed by applicable law, and (ii) restrictions in effect on the Amendment Two Effective Date pursuant to any agreement or undertaking set forth on Schedule 6.09 and any Permitted Refinancing Indebtedness in respect thereof;

(C) contractual encumbrances or restrictions in effect on the Amendment Two Effective Date under Indebtedness existing on the Amendment Two Effective Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that do not expand the scope of any such encumbrance or restriction;

(D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary permitted under Section 6.05 pending the closing of such sale or disposition;

(E) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(F) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(G) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k), (s) or (t) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement;

(H) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business (to the extent such lease, license or similar agreement is permitted by this Agreement);

(I) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (to the extent such lease is permitted by this Agreement);

(J) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(K) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(L) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(M) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;

(N) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(O) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(Q) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(d) Make, directly or indirectly, any voluntary or optional cash payment or contribution with respect to any Plan or for any Withdrawal Liability unless (i) such payment or contribution is deducted in the calculation of Net Income and not added back in calculating EBITDA during any period), (ii) no Default or Event of Default has occurred and is continuing, and such payments made in reliance on this clause (d)(ii) do not exceed $10.0 million in the aggregate during any fiscal year or (iii) the Payment Conditions are satisfied at the time of making such payment or contribution.

Section 6.10 Fixed Charge Coverage Ratio. If, at the close of business on any day, a Covenant Triggering Event shall exist, the Borrower and the other Subsidiaries of Holdings must maintain a Fixed Charge Coverage Ratio (commencing with the 12-month period then most recently ended for which the certificate described in Section 5.04(d) has been (or was required to be) delivered) of not less than 1.0 to 1.0 (which calculation shall be made on a Pro Forma Basis) until such time as no Covenant Triggering Event shall exist. For purposes of this Section 6.10, when calculating Excess Availability under the definition of Covenant Triggering Event, Excess Availability for a non-Business Day shall be Excess Availability as of the immediately preceding Business Day.

Section 6.11 Hedging Agreements. Enter into any Hedging Agreement, other than (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any Subsidiary, and (c) Hedging Agreements entered into in order to swap currency in connection with funding the business of Holdings, the Borrower and the Subsidiaries in the ordinary course of business.

Section 6.12 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any Junior Financing other than (a) the Obligations under this Agreement and the other Loan Documents and (b) any Indebtedness incurred pursuant to Section 6.01(s) and any Permitted Refinancing Indebtedness in respect thereof.

Section 6.13 Fiscal Year; Accounting. In the case of the Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

ARTICLE 7

HOLDINGS COVENANTS

Section 7.01 Holdings Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08:

(a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (k), (dd) or (ee)) on any of the Equity Interests issued by the Borrower or any other direct Subsidiary of Holdings other than the Liens created under the Loan Documents;

(b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Default exists or would result therefrom, Holdings may merge with any other person (other than the Borrower) so long as Holdings is the surviving Person;

(c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower; and

(d) Holdings shall comply with Sections 5.03, 5.05, 5.06, 5.07, 5.09 and 5.10 as if each reference therein to the Borrower were a reference to Holdings.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document, Borrowing Base Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Sections 2.05(e), 5.01(a), 5.02(a), 5.02(b), 5.04(i), 5.05(a), 5.08, 5.11 or 5.13 or in Article 6 or Article 7 (and (x) in the case of Section 5.02(a) or 5.02(b), if such default does not impair in any material respect the insurance coverage maintained on the Collateral or the assets of the Borrower and the Subsidiaries taken as a whole, such default shall continue unremedied for a period of three (3) Business Days, and (y) in the case of Section 5.04(i), such default shall continue unremedied for a period of five (5) days) after the earlier of (i) a Responsible Officer of any Loan Party having knowledge of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such default;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of any Loan Party having knowledge of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such default;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity, or (B) enables or permits (with all applicable grace and cure periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material

Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, or (iii) the winding up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $35.0 million (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), which judgments are not discharged or effectively waived or stayed for a period of 45 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States of America district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (v) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason cease to be, or be asserted in writing by any Loan Party or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets constituting Collateral with a value in the aggregate in excess of $15.0 million shall cease to be, or shall be asserted in writing by any Loan Party or any Subsidiary not to be, a valid and perfected security interest (perfected as or having the priority required by the Loan Documents and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, and except to the extent that such loss is covered by a lender’s title insurance policy and the Applicable Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party or any Subsidiary not to be in effect or not to be legal, valid and binding obligations.

In every event, and at any time thereafter during the continuance of such event, the Administrative Agent may, subject to Section 9.05, and at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and any obligation of any Issuing Bank to issue, extend or renew Letters of Credit, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iv) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of any of the Agents or the Lenders under this Agreement, any of the other Loan Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of any of the Agents or the Lenders; provided that, in any event with respect to any Loan Party described in Section 8.01(h) or 8.01(i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE 9

THE AGENTS

Section 9.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including without limitation as the collateral agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates, and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates)), as potential counterparties to Cash Management Agreements or Secured Hedging Agreements, hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full in cash of all Obligations (other than in respect of contingent indemnification expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold, or disposed of or to be disposed of, as part of or in connection with any sale permitted hereunder or under any other Loan Document to a person that is not a Loan Party, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder, and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or 6.02(j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (ii) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral, (F) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (G) whether any Lender or Participant is or becomes an Ineligible Institution or otherwise monitoring or enforcing prohibitions on assignments and participations of Loans and Commitments to Ineligible Institutions.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it, and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by any Loan Party and without limiting the obligation of each Loan Party to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure and, in the case of the indemnification of each Agent, and unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any

Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable under any Loan Document.

Section 9.08 Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any releases, limitations on liability and other exculpatory provisions from time to time granted to or otherwise provided for the benefit of any successor or replacement Agent or any of its successors or assigns in such capacity shall, in addition to inuring to the benefit of such successor or replacement Agent, also inure to the benefit of any predecessor Agent, its Subagents (if any) and their respective Related Parties.

Section 9.10 Agents and Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Documentation Agent, joint book runner or Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 10.05, 10.15 and 10.17 (subject to the applicable obligations and limitations as set forth therein).

Section 9.11 Secured Hedging Agreements and Secured Cash Management Agreements. (a) The Borrower and any Hedge Bank or Cash Management Bank (the “Secured Bank Product Counterparty”) may from time to time designate the obligations in respect of a Hedging Agreement or Cash Management Agreement to which they are parties as being “Secured Hedging Agreements” or “Secured Cash Management Agreements,” as applicable, upon delivery of a Bank Product Provider Agreement within 10 days after such Hedging Agreement or Cash Management Agreement is entered into by and between Holdings, the Borrower or any Subsidiary and such Secured Bank Product Counterparty (or, with respect to Hedging Agreements or Cash Management Agreements in effect on the Closing Date, within 10 days after the Closing Date) to the Administrative Agent from the Borrower and the Secured Bank Product Counterparty, which Bank Product Provider Agreement shall include (i) a description of such Hedging Agreement or Cash Management Agreement and (ii) the maximum amount (expressed in Dollars) of the Hedge Termination Value or Cash Management Obligations thereunder, if any, that is elected by the Borrower and the Secured Bank Product Counterparty to constitute “Pari Passu Secured Bank Product Obligations” and as to which an equal reserve shall be taken against the Borrowing Base (each, a “Designated Pari Passu Amount” and such Secured Hedge Obligations or Cash Management Obligations (to the extent of such Designated Pari Passu Amount), “Pari Passu Secured Bank Product Obligations”); provided that, unless the Administrative Agent otherwise agrees in its sole discretion, no such Designated Pari Passu Amount with respect to any Hedging Agreement or Cash Management Agreement not in existence on the Closing Date shall constitute Pari Passu Secured Bank Product Obligations (and no such reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Bank Product Provider Agreement and after giving effect to such Designated Pari Passu Amount (including to the reserve for Pari Passu Secured Bank Product Obligations to be established by the Administrative Agent in connection therewith), an Availability Triggering Event shall have occurred and be continuing; provided further that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Secured Bank Product Counterparties and the obligations with respect to Secured Hedging Agreements and Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations, Cash Management Obligations or Pari Passu Secured Bank Product Obligations.

(b) The Borrower and the applicable Secured Bank Product Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Hedging Agreement or Cash Management Agreement upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the reserve against the Borrowing Base with respect thereto; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Bank Product Provider Agreement and shall be subject to the limitations set forth in Section 9.11(a). For the avoidance of doubt, Secured Hedge Obligations and Cash Management Obligations under any Hedging Agreement or Cash Management Agreement designated pursuant to this Section 9.11 in excess of the applicable Designated Pari Passu Amount shall constitute Secured Hedge Obligations or Cash Management Obligations, as applicable, but shall be entitled to a lesser priority of payment as set forth in Section 2.18(b).

(c) No holder of Secured Hedge Obligations or Cash Management Obligations that obtains the benefits of Section 2.18(b), any Guarantee of such obligations or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, (i) the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations or Cash Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the parties to the applicable agreements, and (ii) if Wells Fargo (or an Affiliate thereof) is the Secured Bank Product Counterparty for any Secured Hedging Agreement or Secured Cash Management Agreement between Wells Fargo (or such Affiliate) and any Loan Party, no Bank Product Provider Agreement shall be required to be delivered to the Administrative Agent in order for the Hedge Termination Value or Cash Management Obligations thereunder, if any, to constitute “Pari Passu Secured Bank Product Obligations” and for an equal reserve to be taken against the Borrowing Base.

Section 9.12 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.12.

Section 9.13 [Reserved].

Section 9.14 Right to Realize on Collateral and Enforce Guarantees. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee in respect of any Obligations, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent or any other Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, at the direction or with the consent of the Super Majority Lenders and as agent for and representative of the Secured Parties (but not any Lender or other Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Initial Issuing Banks or the Swingline Lender on the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that such Loan Party will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a request for a Borrowing, a notice pursuant to Section 2.07 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.05, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or to the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or other information for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(d) to the Administrative Agent. Except for such certificates required by Section 5.04(d), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the initial Subsidiary Loan Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Subsidiary Loan Party party hereto, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after receiving any request for such consent; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person;

(B) the Administrative Agent; and

(C) each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million with respect to Revolving Facility Loans or Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) a Defaulting Lender or (3) a natural person.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, subject to the provisions of Section 10.04(h), (B) any Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or

(C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender or potential Lender is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment made to any Person that is or becomes an Ineligible Institution.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05) (subject to the limitations and requirements of those Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.05 and any written consent to such assignment required by paragraph (b) of this Section 10.05 and any applicable tax forms, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to such Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it);

provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (v), (vi) or (vii) of the first proviso to Section 10.08(b), and (2) directly affects such Participant, and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Revolving Facility Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(g) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Ineligible Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (B) provide the DQ List to each Lender requesting the same.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a person that was an Ineligible Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such person (unless the Borrower has consented or is deemed to have consented to such assignment pursuant to Section 10.04(b)(i)(A), in which case such person will not be considered an Ineligible Institution for the purpose of such assignment); provided that each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender, Participant, potential Lender or potential Participant is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments and participations to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person that is or becomes an Ineligible Institution.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.04(i), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.05 Expenses; Indemnity. (a) Each Loan Party agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence), and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the opening and maintaining of a Dominion Account or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable and documented fees, out-of-pocket charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent, and, if necessary, the reasonable and documented fees, out-of-pocket charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) Each Loan Party agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of one counsel (except the allocated costs of in-house counsel) for all such Indemnitees (plus one local counsel in each applicable jurisdiction and, in the event of an actual or perceived conflict of interest, additional counsel appointed with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Loan Party agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out-of-pocket charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Laws and related in any way to Holdings, the Borrower or any of their respective subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property related in any way to Holdings, the Borrower or any of their respective subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) to the extent arising from a material breach of any such Indemnitee’s obligations under the Loan

Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) to the extent arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Joint Lead Arranger or any similar role under the Loan Documents). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of any Revolving Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d) To the fullest extent permitted by applicable law, Holdings, the Borrower and their respective subsidiaries shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.06 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set off) that such Lender or such Issuing Bank may have.

Section 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08 Waivers; Amendment. (a) No failure or delay of any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that except as expressly set forth in Section 2.21 or 2.23, no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided that any amendment to the “Borrowing Base,” “Excess Availability” and related definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders), in each case without the prior written consent of the Super Majority Lenders;

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms, “Required Lenders,” “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and Super Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the other Loan Parties from their respective Guarantees under the applicable Security Document, unless, in each case, any assets or Equity Interests are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise under the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release); or

(vii) change the order of application of proceeds of Collateral set forth in Section 2.18(b) or modify the ratable sharing of payments required thereby or required by Section 2.18(c) without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(c) Without the consent of any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing (but without limiting the rights of the Lenders and the Agents under the provisos to the preceding clause (b)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Super Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Facility Commitments on substantially the same basis as the Revolving Facility Loans.

(f) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (2) the date on which payment of interest on any Loan or any L/C Disbursement or any fees is due may not be extended without the prior written consent of such Lender, to the extent such Lender is adversely affected thereby, and (3) this Section 10.08 may not be amended or modified without the prior written consent of such Lender to the extent such Lender is adversely affected thereby.

(g) The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and the occurrence of the Closing Date and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality. (a) Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16, or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party), and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (iii) to its parent companies and Affiliates and its and their respective agents, advisors or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 10.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), and (vi) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16). Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

(b) Anything in this Agreement to the contrary notwithstanding, the Agents and the Joint Lead Arrangers may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in their respective marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos and other insignia of any Parent Entity, Holdings, the Borrower or the other Loan Parties in any “tombstone” or other advertisements, on their respective websites or in other marketing materials.

Section 10.17 Platform; Borrower Materials. (a) Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities) (each, a “Public Lender”). Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (iii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (iv) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities for purposes of United States Federal and state securities laws, (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (vi) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or any assets (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary Loan Party would cease to be a Loan Party, such Loan Party’s obligations under its Guarantee shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full in cash and all Letters of Credit are cash collateralized or terminated and Commitments are terminated. Without limiting the generality of the foregoing, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Loan Party to facilitate the Permitted Land Swaps, such documents to include (i) releases and subordinations of Liens created by any Loan Documents in respect of real property, easements, and related instruments to be conveyed, granted, or entered into in connection therewith, and (ii) land division and consolidation instruments (including certified survey maps) in respect thereof. Promptly following the completion of the Permitted Land Swaps, the affected Loan Party(ies) will take such action and execute any such documents as may be reasonably requested by the Administrative Agent to subject any real property so acquired by such Loan Party(ies) to any Liens created by any Loan Documents.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 10.20 USA Patriot Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-

appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit, or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between such Loan Party and its Subsidiaries and any Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising any Loan Party, any Subsidiary or any of their Affiliates on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Bank, the Swingline Lenders and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person; (ii) none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

Annex B

Schedules

(see attached)

Annex C

Exhibit J

(see attached)

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT (ABL FACILITY)

Dated as of February 6, 2019

among

VERSO HOLDING LLC,

as Holdings,

VERSO PAPER HOLDING LLC,

as Company,

each other GRANTOR identified herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

i

Schedules

Schedule I	Loan Parties
Schedule II	Filing Jurisdictions
Schedule III	Commercial Tort Claims
Schedule IV	Matters Relating to Accounts and Inventory

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement

ii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated as of February 6, 2019 (this “Agreement”), is among VERSO HOLDING LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDING LLC, a Delaware limited liability company (the “Company”), each subsidiary of Holdings identified on Schedule I or otherwise identified herein as a party (other than the Company) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Secured Parties (as defined below).

WHEREAS, the Company, Holdings, the other Loan Parties, the Lenders, the Administrative Agent and other parties thereto are party to the Asset-Based Revolving Credit Agreement, dated as of July 15, 2016 (as amended as of December 5, 2016, and as of the date hereof, and as further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, this Agreement amends and restates that certain Guarantee and Collateral Agreement, dated as of July 15, 2016 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Existing Collateral Agreement”) among the Pledgors (as defined therein) and the Administrative Agent for the Secured Parties; and

WHEREAS, the Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the ABL Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the other Loan Parties are affiliates of the Company, will derive substantial benefits from the extension of credit to the Company pursuant to the ABL Credit Agreement from time to time and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 ABL Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the ABL Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “Instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The definitions set forth or referred to in Section 1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” has the meaning specified in the preamble.

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper, General Intangible or Instrument.

“Administrative Agent” has the meaning specified in the preamble.

“Chattel Paper” means any “Chattel Paper” (as defined in the New York UCC) evidencing a security interest in specific Inventory, a security interest in specific Inventory and software used in the Inventory, a security interest in specific Inventory and license of software used in the Inventory, a lease of specific Inventory, or a lease of specific Inventory and license of software used in the Inventory.

“Collateral” has the meaning assigned to such term in Section 3.01. For the avoidance of doubt, “Collateral” shall not include Excluded Assets.

“Company” has the meaning specified in the preamble.

“Copyright License” means any agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including, without limitation, any such rights that such Grantor has the right to license).

“Copyrights” means all of the following: (a) all U.S. or foreign copyrights, including all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing, (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof and (e) any rights corresponding to any of the foregoing throughout the world.

“Document” means a “Document of Title” (as defined in the New York UCC) which covers Inventory or a receipt of the type described in Section 7-201(b) of the New York UCC issued for Inventory.

2

“Existing Collateral Agreement” has the meaning specified in the recitals hereto.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantor” shall mean Holdings, the Company and each Guarantor.

“Holdings” has the meaning specified in the preamble.

“Intellectual Property” means (a) all intellectual property of every kind and nature throughout the world, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information or processes, know-how, show-how, software and databases or other data or information and all related documentation, (b) all claims for, and rights to sue for, past or future infringements of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof, and (d) all similar intangible rights and other rights corresponding to any of the foregoing throughout the world.

“New York Courts” has the meaning assigned to such term in Section 6.14(a).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any agreement, now or hereafter in effect, granting to any Grantor any right under, or to make, use or sell any invention covered by, a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Grantor has the right to license).

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing, (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof and (e) any rights corresponding to any of the foregoing throughout the world.

“Prior Administrative Agent” has the meaning assigned to such term in Section 6.18.

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“Secured Parties” means the persons holding any Obligations and in any event including all “Secured Parties” as defined in the ABL Credit Agreement.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Successor Administrative Agent” has the meaning assigned to such term in Section 6.18.

“Tangible Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.

“Termination Date” means the date on which the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Grantor has the right to license).

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing, (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof and (e) any rights corresponding to any of the foregoing throughout the world.

ARTICLE 2

GUARANTEE

Section 2.01 Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Company or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

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Section 2.02 Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Company or any other person.

Section 2.03 No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 6.15 and except as provided in Section 2.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by or on behalf of the Administrative Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations);

(vi) any illegality, lack of validity or enforceability of any Obligation;

(vii) any change in the corporate existence, structure or ownership of the Company or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, any other Guarantor or any of their respective assets or any resulting release or discharge of any Obligation;

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(viii) the existence of any claim, set-off or other rights that the Guarantors may have at any time against the Company, any other Guarantor, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(ix) any action permitted or authorized hereunder; or

(x) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company or the Guarantors or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 2.04 Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Company or any other Loan Party or otherwise.

Section 2.05 Agreement to Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at

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maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this guarantee or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 5.

Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Company and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07 Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Administrative Agent and each Lender hereby confirms that it is the intention of all such persons that this guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act or any similar foreign, federal or state law to the extent applicable to this guarantee and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Loan Party under this guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guarantee not constituting a fraudulent or voidable transfer or conveyance.

Section 2.08 Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Company and Holdings are required to be made pursuant to the terms of Section 2.17 of the ABL Credit Agreement. The provisions of Section 2.17 of the ABL Credit Agreement shall apply to each Guarantor mutatis mutandis.

Section 2.09 No Foreign Guarantee of U.S. Obligations. Notwithstanding anything to the contrary contained herein, no Foreign Subsidiary shall, or shall be deemed to, provide a guarantee of any Obligations of the Company or any Guarantor pursuant to the terms hereof.

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ARTICLE 3

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 3.01 Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Grantor (i) confirms and reaffirms its prior continuing grant to the extent that “Collateral” (as defined in the Existing Collateral Agreement) of such Grantor also constitutes “Collateral” under this Agreement and (ii) hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts other than Deposit Accounts that solely contain Proceeds of assets and properties not otherwise constituting Collateral;

(iv) all Documents;

(v) all General Intangibles other than (i) Intellectual Property and (ii) Payment Intangibles arising from the disposition of assets which do not constitute Collateral;

(vi) all Instruments constituting a right to payment arising from the sale of Inventory;

(vii) all Inventory;

(viii) all Letter-of-Credit Rights constituting a right to payment arising from the sale of Inventory ;

(ix) all Commercial Tort Claims set forth on Schedule III;

(x) all Payment Intangibles arising from the disposition of any Collateral;

(xi) all (1) Securities Accounts and Commodity Accounts, (2) Financial Assets credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, and all Commodity Contracts carried in Commodity Accounts, and (3) all cash held in any Securities Account or Deposit Account, in each case except to the extent such Securities Accounts, Commodity Accounts or Deposit Accounts, as applicable, solely contain Proceeds of assets and properties not otherwise constituting Collateral;

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(xii) all books and records pertaining to the Collateral; and

(xiii) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, the ABL Credit Agreement or any other Loan Documents, this Agreement shall not constitute a grant of a security interest in any Excluded Assets (and Excluded Assets shall not constitute Collateral for the Obligations); provided that the Collateral shall include, as applicable, any Proceeds of Excluded Assets (to the extent such Proceeds do not otherwise constitute Excluded Assets).

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (ii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets of the Debtor, whether now owned or hereafter acquired” or “all property of the Debtor, whether now owned or hereafter acquired” or words of similar effect. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Grantors shall be required to enter into any control agreements or control, lockbox or similar arrangements with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts or any other assets, except, in each case, as required by Section 5.11 of the ABL Credit Agreement.

Section 3.02 Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the ABL Credit Agreement.

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(b) The information set forth in the Schedules attached hereto is correct and complete, in all material respects, as of the Amendment Two Effective Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared by the Administrative Agent for filing in each governmental, municipal or other office specified in Schedule II (or specified by notice from the Company to the Administrative Agent after the Amendment Two Effective Date in the case of filings, recordings or registrations required by Section 5.10 of the ABL Credit Agreement or corresponding provisions of any other Loan Documents) constitute all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish notice of a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States under the Uniform Commercial Code, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction under the Uniform Commercial Code, except as provided under applicable law with respect to the filing of continuation statements or amendments.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions.

(d) The Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or (iii) any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) As of the Amendment Two Effective Date, except as indicated on Schedule III, none of the Grantors holds any Commercial Tort Claim evidencing, governing or relating to Accounts and Inventory in excess of $7.5 million individually or $30.0 million in the aggregate for all such Commercial Tort Claims of the Grantors.

(f) Except as set forth in Schedule IV, as of the Amendment Two Effective Date, all Accounts have been originated by the Grantors and all Inventory has been produced or acquired by the Grantors in the ordinary course of business.

Section 3.03 Covenants. (a) Each Grantor agrees to provide at least ten (10) days’ prior written notice to Administrative Agent of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its “location” (determined as provided in the Uniform Commercial Code Section 9-307). Each Grantor agrees

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promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees not to effect or permit any change referred to in the first sentence of this Section 3.03(a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral, for the benefit of the Secured Parties. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

(b) Subject to the rights of such Grantor under the Loan Documents to dispose of Collateral, each Grantor shall, at its own expense, defend title to the Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral that is in excess of $7.5 million individually or $30.0 million in the aggregate for all Grantors shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged to the Administrative Agent, for the benefit of the Secured Parties, and promptly delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Accounts or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Loan Documents or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

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(f) Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except as permitted by the Loan Documents and the other provisions hereof. None of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except as permitted by the Loan Documents and the other provisions hereof.

(h) None of the Grantors will, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted under the Loan Documents.

(i) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 3.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

Section 3.04 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the benefit of the Secured Parties, the Administrative Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

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(a) Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instrument (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $7.5 million individually or $30.0 million in the aggregate for all Grantors, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Commercial Tort Claims. If any Grantor shall at any time hold or after the date of this Agreement acquire a Commercial Tort Claim evidencing, governing or relating to Accounts and Inventory in an amount reasonably estimated to exceed $7.5 million individually or $30.0 million in the aggregate for all Grantors, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor and provide supplements to Schedule III, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 4

REMEDIES

Section 4.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right, with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code, the Bankruptcy Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements with a third party to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Grantor hereby agrees to use). Each such purchaser at any such sale shall hold the property sold

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absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The parties hereto acknowledge that the remedies of the Administrative Agent and the Secured Parties may be limited by applicable law.

The Administrative Agent shall, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, give the applicable Grantors ten (10) Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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Section 4.02 Application of Proceeds.

The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in the order of priority set forth in Section 2.18(b) of the ABL Credit Agreement. None of the Loan Parties shall have any rights as to the time of application of any such proceeds, moneys or balances. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 4.03 License.

Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies hereunder, at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license and, to the extent permitted under third party licenses granting such Grantor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to any Grantor) to make, have made, use, sell, copy, distribute, perform, make derivative works, publish and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable law, with rights of sublicense, any of the Intellectual Property now or hereafter owned by or licensed to a Grantor, wherever the same may be located; provided that (i) the quality of any services or products in connection with which any Trademarks are used will be at least consistent with the quality of such services or products provided by such Grantor under such Trademarks immediately prior to such Event of Default, and (ii) any sublicenses duly granted by the Administrative Agent under this license grant shall survive in accordance with their terms, notwithstanding the subsequent cure of any Event of Default that gave rise to the exercise of the Administrative Agent’s rights and remedies. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

ARTICLE 5

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 5.01 Indemnity. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 5.03 hereof), the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a Obligation of the Company, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

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Section 5.02 Contribution and Subrogation. Each Guarantor (other than Holdings and the Company) (a “Contributing Guarantor”) agrees (subject to Section 5.03 hereof) that, in the event a payment shall be made by any other Guarantor (other than Holdings and the Company) hereunder in respect of any Obligation or assets of any other Guarantor (other than Holdings and the Company) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 5.01 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 6.16 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Guarantor under Section 5.01 hereof to the extent of such payment.

Section 5.03 Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 5.01 and 5.02 hereof and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made). No failure on the part of the Company or any Guarantor to make the payments required by Sections 5.01 and 5.02 hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Company with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and the Company shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Holdings, the Company and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to Holdings, the Company, any other Guarantor or any subsidiary shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) to the extent subordination is required pursuant to the provisions of Section 6.01(e) of the ABL Credit Agreement.

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ARTICLE 6

MISCELLANEOUS

Section 6.01 Notices. All communications and notices hereunder (including communications and notices to the Administrative Agent) shall (except as otherwise permitted or provided herein) be in writing and given as provided in Section 10.01 of the ABL Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Company, with such notice to be given as provided in Section 10.01 of the ABL Credit Agreement. Any such notice and other communication shall be deemed to be given or made at such time as set forth in the ABL Credit Agreement. Any party hereto may change its notice details by notice to the other parties hereto.

Section 6.02 Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 6.03 Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 6.04 Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Loan Documents. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

Section 6.05 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that, except as permitted by the ABL Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

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Section 6.06 Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in the Loan Documents.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and each other Secured Party and their Affiliates and their respective directors, trustees, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution and delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the use of proceeds of the Loans or other Obligations or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Loan Documents. The provisions of this Section 6.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.06 shall be payable on written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 6.07 Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor: (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Grantor on any invoice or bill of lading

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relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 6.08 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 6.09 Waivers; Amendment. (a) No failure or delay by the Administrative Agent, or any Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent and the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit or other extension of credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender, any Issuing Bank or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Grantor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the ABL Credit Agreement. For the avoidance of doubt, the Administrative Agent shall have no obligation to execute and deliver any amendment, supplement, modification or waiver to this Agreement which affects its own rights, duties, immunities or indemnities under this Agreement or under the other Loan Documents. In signing such amendment, supplement, modification or waiver, the Administrative Agent shall be entitled to receive indemnity satisfactory to it and in all cases shall be provided with, and shall be fully protected in relying in good faith upon, a certificate of an Officer of the Company.

(c) Notwithstanding anything to the contrary contained herein, the Administrative Agent may grant extensions of time of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Amendment Two Effective Date for the perfection of security interests in the assets of the Grantors on such date) where it reasonably determines, in consultation with the Company, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Section 6.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

Section 6.11 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Security Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 6.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

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Section 6.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.14 Jurisdiction; Consent to Service Of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 6.15 Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall automatically terminate and be released upon the occurrence of the Termination Date.

(b) A Grantor shall automatically be released from its obligations hereunder and/or the Liens granted hereby securing the Obligations shall be released in whole or in part, as provided in Section 10.18 of the ABL Credit Agreement without delivery of any instrument or performance of any act by any party, and all rights to the Collateral so released shall revert to any applicable Grantor.

(c) A Subsidiary Loan Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released if such Subsidiary Loan Party is released from its guarantee pursuant to Article 2 in accordance with the terms of the ABL Credit Agreement.

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(d) (i) Upon any sale or other transfer by any Grantor of any Collateral that is permitted by the ABL Credit Agreement to any person that is not a Grantor or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.08 of the ABL Credit Agreement (to the extent required), the security interest in such Collateral shall be automatically released.

(e) In connection with any termination or release pursuant to this Section 6.15, the Administrative Agent shall execute and deliver to any Grantor all documents that such Grantor shall reasonably request to evidence such termination or release (including, without limitation, Uniform Commercial Code termination statements); provided that the Administrative Agent shall not be required to take any action under this Section 6.15(e) unless such Grantor shall have delivered to the Administrative Agent together with such request, which may be incorporated into such request, a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral. Any execution and delivery of documents pursuant to this Section 6.15 shall be without recourse to or warranty by the Administrative Agent. In connection with any release pursuant to this Section 6.15, the Grantors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Administrative Agent shall execute, deliver or acknowledge, subject to the proviso above, such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement. The Grantors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

Section 6.16 Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any subsidiary of a Loan Party that is required to become a party hereto by any Loan Document of an instrument in the form of Exhibit I hereto, such subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 6.17 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Secured Party, irrespective of whether or not Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section 6.17 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

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Section 6.18 Person Serving as Administrative Agent. On the date hereof, the Administrative Agent hereunder is the same person that is the Administrative Agent under (and as defined in) the ABL Credit Agreement. Written notice of resignation by the Administrative Agent under (and as defined in) the ABL Credit Agreement pursuant to the ABL Credit Agreement shall also constitute notice of resignation as the Administrative Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the ABL Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent pursuant hereto. The Administrative Agent immediately prior to any change in Administrative Agent pursuant to this Section 6.18 (the “Prior Administrative Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Administrative Agent determined in accordance with this Section 6.18 (the “Successor Administrative Agent”) and the Successor Administrative Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties. The Prior Administrative Agent shall cooperate with the Grantors and such Successor Administrative Agent to ensure that all actions are taken that are necessary to vest in such the Successor Administrative Agent the rights granted to the Prior Administrative Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Administrative Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the New York UCC, the Uniform Commercial Code of any other applicable jurisdiction, or other applicable law) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Security Document, the delivery, to the Successor Administrative Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, all without recourse to, or representation or warranty by, the Administrative Agent, and at the sole cost and expense of the Grantors.

Section 6.19 Amendment and Restatement. This Agreement is an amendment and restatement of, and not a novation or extinguishment of, the Existing Collateral Agreement and the Existing Collateral Agreement is amended and restated in its entirety in the form of this Agreement. Each party hereto acknowledges and agrees that the liens, security interests and assignments created and granted by any Grantor party hereto under the Existing Collateral Agreement that encumbers the Collateral shall continue to exist and remain valid and subsisting, shall not be impaired, extinguished or released hereby, shall remain in full force and effect and are hereby ratified, renewed, brought forward, extended and rearranged as security for the Obligations (in each case except as amended and restated by this Agreement).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERSO HOLDING LLC
VERSO PAPER HOLDING LLC
VERSO ESCANABA LLC
VERSO LUKE LLC
VERSO ANDROSCOGGIN LLC
VERSO MINNESOTA WISCONSIN LLC
VERSO QUINNESEC LLC
VERSO QUINNESEC REP LLC

By:

Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE I

LOAN PARTIES

Verso Holding LLC

Verso Paper Holding LLC

Verso Androscoggin LLC

Verso Quinnesec LLC

Verso Quinnesec REP LLC

Verso Escanaba LLC

Verso Luke LLC

Verso Minnesota Wisconsin LLC

SCHEDULE II

FILING JURISDICTIONS

Pledgor	Jurisdiction	Organizational ID Number
Verso Holding LLC	Delaware	4180087
Verso Paper Holding LLC	Delaware	3918521
Verso Androscoggin LLC	Delaware	4150499
Verso Escanaba LLC	Delaware	6242051
Verso Luke LLC	Delaware	3599721
Verso Quinnesec LLC	Delaware	4150505
Verso Quinnesec REP LLC	Delaware	4913302
Verso Minnesota Wisconsin LLC	Delaware	6242057

SCHEDULE III

COMMERCIAL TORT CLAIMS

Commercial Tort Claims

Case	Court/ Case No.	Date Filed	Named Entity	Description of Claim
Defendants: CMS Energy Resource Management Company, CMS Energy Corporation, Cantera Gas Company, LLC, Xcel Energy Inc., Centerpoint Energy Services, Inc., Coral Energy Resources, LP, Duke Energy Trading & Marketing, LLC, Dynegy Illinois Inc., DMT G.Pg. LLC, Dynegy GP Inc., Dynegy Marketing & Trade, E Prime Inc, El Paso Corporation, El Paso Marketing, LP, Oneok Energy Services Company, L.P., Oneok Inc., Reliant Energy Inc., Reliant Energy Services, Inc., The Williams Companies Inc., Williams Power Company, Inc., Williams Merchant Services Company, Inc. and Northern States Power Company	Docket No. 2:09-cv-00915-RCJ-PAL	05/22/2009	Verso Minnesota Wisconsin LLC (f/k/a NewPage Wisconsin Systems Inc.)	Verso Minnesota Wisconsin LLC (f/k/a NewPage Wisconsin Systems Inc.) is included in a class of purchasers alleged to have been injured as a result of anticompetitive behavior by the defendants related to natural gas purchases.

*	The value of the above case is unknown, and the anticipated distribution amount is highly speculative at this time.

SCHEDULE IV

MATTERS RELATING TO ACCOUNTS AND INVENTORY

Unusual Transactions

None.

Exhibit I

to Guarantee and Collateral Agreement

(ABL Facility)

FORM OF SUPPLEMENT TO THE AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

SUPPLEMENT NO. __________________ dated as of ________________ (this “Supplement”), to the Amended and Restated Guarantee and Collateral Agreement (ABL Facility), dated as of February 6, 2019 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among VERSO HOLDING LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDING LLC, a Delaware limited liability company (the “Company”), each Subsidiary of Holdings party thereto from time to time, and identified on Schedule I attached hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned thereto in the Guarantee and Collateral Agreement.

Section 6.16 of the Guarantee and Collateral Agreement provides that additional subsidiaries of any Loan Party may become Subsidiary Loan Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary (the “New Grantor”) is executing this Supplement to become a Subsidiary Loan Party under the Guarantee and Collateral Agreement in order to induce the Secured Parties to make or continue extensions of credit.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.16 of the Guarantee and Collateral Agreement, the New Grantor by its signature below becomes a Subsidiary Loan Party, a Guarantor and a Grantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, a Guarantor and a Grantor, and the New Grantor hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Loan Party, a Guarantor and a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Grantor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, does hereby assign and pledge to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and does hereby grant to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in, to or under the Collateral, whether now owned or at any time hereafter acquired by the New Grantor or in which the New Grantor now has or at any time in the future may acquire any right, title or interest. Each reference to a “Subsidiary Loan Party”, a “Guarantor” or a “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Grantor. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor.

SECTION 4. The New Grantor hereby represents and warrants that:

(a) set forth on Schedule II attached hereto is each governmental, municipal or other office in which Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral naming the New Grantor as “debtor” should be filed in order to perfect the Security Interest in Collateral;

(b) set forth on Schedule III attached hereto is a true and correct schedule of all Commercial Tort Claims of the New Grantor evidencing, governing or relating to Accounts and Inventory in excess of $7.5 million individually or $30.0 million in the aggregate for all Commercial Tort Claims of the Grantors;

(c) except as set forth in Schedule IV, as of the date hereof, all Accounts have been originated by the New Grantor and all Inventory has been produced or acquired by the New Grantor in the ordinary course of business; and

(d) set forth under its signature hereto, is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

Each of the foregoing Schedules attached hereto shall be deemed to supplement the corresponding Schedule to the Guarantee and Collateral Agreement.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. The New Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the New Grantor is an organization, the type of organization and any organizational identification number issued to the New Grantor and (ii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Supplement and the Guarantee and Collateral Agreement, including describing such property as “all assets of the Debtor, whether now owned or hereafter acquired” or “all property of the Debtor, whether now owned or hereafter acquired” or words of similar effect. The New Grantor agrees to provide such information to the Administrative Agent promptly upon request.

SECTION 7. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Guarantee and Collateral Agreement.

SECTION 10. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Grantor]

By:
Name: Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Schedule I

to Supplement No. ____ to the

Guarantee and Collateral Agreement

(ABL Facility)

SUBSIDIARIES OF HOLDINGS PARTY TO THE GUARANTEE AND COLLATERAL

AGREEMENT (ABL FACILITY)

[List.]

Schedule II

to Supplement No. ____

to the Guarantee and Collateral Agreement

(ABL Facility)

FILING JURISDICTIONS

Grantor	Jurisdiction	Organizational ID #

Schedule III

to Supplement No. ____

to the Guarantee and Collateral Agreement

(ABL Facility)

COMMERCIAL TORT CLAIMS

Case	Court/ Case No.	Date Filed	Named Entity	Specific Description of Claim

Schedule IV

to Supplement No. ____

to the Guarantee and Collateral Agreement

(ABL Facility)

MATTERS RELATING TO ACCOUNTS AND INVENTORY

Unusual Transactions

[___]

Change in Corporate Identity/Structure

Grantor	Description of Change